Exhibit 4.6
DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

Description of Securities of Beneficient
Pursuant to the terms of the Business Combination Agreement, on June 6, 2023, following a series of recapitalizations, The Beneficient Company Group, L.P. (“BCG”) converted from a Delaware limited partnership to a Nevada corporation (the “Conversion”) and changed its name to “Beneficient.” The following description summarizes certain important terms of the capital stock of Beneficient, a Nevada corporation (“Beneficient,” “we,” “us,” “our” and the “Company”), including the provisions included in our articles of incorporation, bylaws, certain registration rights agreements and the Amendment to Warrant Agreement, dated June 7, 2023 (the “Warrant Agreement”), by and among (i) Avalon Acquisition Inc., a Delaware corporation (the “Avalon”), (ii) Beneficient and (iii) Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Warrant Agent”). This description is not complete and is qualified by reference to the full text of our articles of incorporation, bylaws, the Registration Rights Agreement and the Warrant Agreement, which are also included as exhibits to the Annual Report on Form 10-K on which this exhibit is filed, as well as the applicable provisions of the Nevada Revised Statutes (the “NRS”).
On April 18, 2024, Beneficient effected a reverse stock split of its Class A common stock, par value $0.001 per share (the “Class A common stock”), and Class B common stock, par value $0.001 (the “Class B common stock”, together with the Class A common stock, the “Common Stock”), at a ratio of eighty (80) to one (1) and a simultaneous proportionate reduction in the authorized shares of each class of Common Stock as required by NRS Section 78.207 (the “Reverse Stock Split”). Proportional adjustments were made to the number of shares of Common Stock issuable upon exercise or conversion of the Company’s equity awards, warrants, and other equity instruments convertible into Common Stock, as well as the applicable exercise price. All share and per share amounts of Common Stock in this Exhibit 4.6 have been retroactively adjusted to reflect the Reverse Stock Split.
General
Our authorized capital stock consists of 18,750,000 shares of our Class A common stock, 250,000 shares of Class B common stock and 250,000,000 shares of preferred stock, par value $0.001, of which 50,000,000 are designated as shares of Series A preferred stock, par value $0.001 (the “Series A preferred stock”), 3,768,995 shares of Series B preferred stock, par value $0.001 (“Series B preferred stock”), which consist of 3,542,063 shares of Series B-1 preferred stock, par value $0.001 (the “Series B-1 preferred stock”), 200,000 shares of Series B-2 preferred stock, par value $0.001 (the “Series B-2 preferred stock”), 20,000 shares of Series B-3 preferred stock, par value $0.001 (the “Series B-3 preferred stock”), and 6,932 shares of Series B-4 preferred stock, par value $0.001 (the “Series B-4 preferred stock”), pursuant to the respective certificates of designation.
Common Stock
Voting
Each holder of our Class A common stock is entitled to one vote per each share of Class A common stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and each holder of our Class B common stock is entitled to 10 votes per share on all matters on which stockholders generally are entitled to vote. Holders of shares of Common Stock vote as a single class, except for certain matters for which only holders of Class B common stock are entitled to vote. Pursuant to a Stockholders Agreement, dated June 6, 2023 (the “Stockholders Agreement”), by and among Beneficient, Beneficient Holdings Inc. (“BHI”), Hicks Holdings Operating, LLC (“Hicks Holdings”), and Bruce Schnitzer (“Schnitzer”) the holders of Class B common stock (the “Class B Holders”) agreed to vote their shares as specified therein with respect to the directors elected by the Class B Holders (the “Class B Directors”), and Beneficient agreed to not take certain actions without the consent of the Class B common stock.
Dividends
Subject to preferences that may apply to any outstanding shares of preferred stock, holders of Common Stock are entitled to receive ratably any dividends that our board of directors may declare out of funds legally available for that purpose on a non-cumulative basis; provided, however, that in the case of any dividends in Common Stock, holders of Class A common stock are entitled only to receive Class A common stock and holders of Class B common stock are entitled only to receive Class B common stock. In no event will the shares of either Class A common stock or Class B common stock be split, divided, or combined unless the outstanding shares of the other class are proportionally split, divided or combined.

Liquidation or Dissolution
In the event of our liquidation, dissolution, distribution of assets or winding up, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the applicable liquidation preference of any outstanding shares of preferred stock, including shares of Series A preferred stock and Series B preferred stock.
Conversion and Transferability
Shares of Class A common stock are not convertible into any other shares of our capital stock. Shares of Class B common stock are convertible into shares of Class A common stock at any time at the option of the holder or upon any transfer, except for certain transfers described in our articles of incorporation. Common Stock (including Common Stock obtained from the conversion of Series A preferred stock) held by parties to lock-up agreements are subject to contractual transfer restrictions.
Other Provisions
Holders of Common Stock have no preemptive or subscription rights. There are no redemption or sinking fund provisions applicable to shares of Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of Series A preferred stock and shares of any other series of preferred stock that we may designate and issue in the future.
Preferred Stock
Under the terms of our articles of incorporation, our board of directors are authorized, subject to limitations prescribed by the NRS and by our articles of incorporation, to issue up to 250,000,000 shares of preferred stock in one or more series without further action by the holders of Common Stock, and 50,000,000 shares of preferred stock are designated as shares of Series A preferred stock, 3,768,995 shares of Series B preferred stock, which consist of 3,542,063 shares of Series B-1 preferred stock, 200,000 shares of Series B-2 preferred stock, 20,000 shares of Series B-3 preferred stock and 6,932 shares of Series B-4 preferred stock pursuant to the respective certificates of designation.
Our board of directors have the discretion, subject to limitations prescribed by the NRS, our articles of incorporation and the Stockholders Agreement, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The rights, preferences, privileges and restrictions of Series A preferred stock, the Series B-1 preferred stock, the Series B-2 preferred stock, the Series B-3 preferred stock and the Series B-4 preferred stock are described below.
Series A Preferred Stock
Maturity
Subject to the redemption and conversion rights described below, shares of Series A preferred stock are perpetual securities.
Priority
Shares of Series A preferred stock rank, with respect to dividend rights and/or distribution rights upon the liquidation, winding up or dissolution, as applicable, of Beneficient: (i) senior to shares of Common Stock and each other class or series of capital stock of Beneficient, the terms of which do not expressly provide that such class or series ranks senior or on parity to shares of Series A preferred stock as to dividend rights or distribution rights upon Beneficient’s liquidation, winding up or dissolution; (ii) on parity with any class or series of capital stock of Beneficient, the terms of which expressly provide that such class or series ranks on parity with shares of Series A preferred stock as to dividend rights and distribution rights upon Beneficient’s liquidation, winding-up or dissolution; and (iii) junior to each class or series of capital stock of Beneficient, the terms of which expressly provide that such class or series ranks senior to shares of Series A preferred stock as to dividend rights or distribution rights upon Beneficient’s liquidation, winding-up or dissolution.
Voting
Holders of Series A preferred stock are not entitled to vote on any matter, expect as required by law.
Dividends
Holders of Series A preferred stock are entitled to receive ratably any dividends that our board of directors declares and pays on the Common Stock, on an as-converted basis, when paid to holders of Common Stock.
Liquidation or Dissolution
The initial liquidation preference of Series A preferred stock is $0.001 per share, plus any declared but unpaid dividends (the “Series A Liquidation Preference”). In the event of our liquidation, dissolution or winding up, holders of Series A preferred stock are entitled to receive, per share of Series A preferred stock, the Series A Liquidation Preference or, prior to the Series

A Preferred Stock Conversion Date (as defined herein), if a greater amount, the amount such holder would have received had their shares of Series A preferred stock converted into Class A common stock immediately prior to such liquidation event.
Conversion, Transferability and Exchange
Each share of Series A preferred stock that is then issued and outstanding is convertible, at the option of the holder thereof, into one-fourth (1/4) of a share of Class A common stock (the “Series A Conversion Rate”) on, and only on, the later of (i) 90 days after the date that Avalon and Beneficient Merger Sub I, Inc., a Delaware corporation shall cause the Avalon Merger to be consummated by filing a certificate of merger in a form mutually agreeable to the Parties (the “Avalon Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Avalon and specified in the Certificate of Merger, being the “Avalon Merger Effective Time”) and (ii) 30 days after a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) has been declared effective with respect to the issuance of Class A common stock and Series A preferred stock upon the exercise of the Public Warrants (as defined herein) (the “Series A Preferred Stock Conversion Date”); provided that prior to the Series A Preferred Stock Conversion Date, if at the time a share of Series A preferred stock is issued, the Series A preferred stock is not listed on The Nasdaq Stock Market, LLC, then such shares of Series A preferred stock shall automatically and immediately upon issuance convert into shares of Class A common stock at the Series A Conversion Rate. Each holder of Series A preferred stock shall be deemed to have elected to convert such shares under such optional conversion right from Series A preferred stock into Class A common stock unless they have delivered written notice addressed to investor relations of Beneficient two business days prior to the Series A Preferred Stock Conversion Date, stating that they do not wish to elect to participate in such optional conversion.
In the event of specified extraordinary transactions, as a result of which shares of Class A common stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof), each share of Series A preferred stock outstanding immediately prior to such event will, without the consent of the holders of Series A preferred stock, become convertible into the kind of stock, other securities or other property or assets that such holder would have been entitled to receive if such holder had converted its shares of Series A preferred stock into shares of Class A common stock immediately prior to such event.
The equity-holders parties to the lock-up agreements are subject to contractual transfer restrictions with respect to their shares of Series A preferred stock and any shares of Class A common stock into which their shares of Series A preferred stock are converted.
Redemption
At any time after the Series A Preferred Stock Conversion Date, Beneficient may redeem, ratably, in whole or, from time to time in part, the shares of Series A preferred stock of any holder then outstanding at the Series A Liquidation Preference in cash. Holders of shares of Series A preferred stock do not have the right to require Beneficient to redeem their shares of Series A preferred stock under any circumstances.
Sinking Fund
Shares of Series A preferred stock are not subject to or entitled to the operation of a retirement or sinking fund.
Series B-1 Preferred Stock
Maturity
Subject to the redemption and conversion rights described below, shares of Series B-1 preferred stock are perpetual securities.
Priority
Series B-1 preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Beneficient, rank: (a) senior to the Common Stock; (b) pari passu with the Series A preferred stock, Series B-2 preferred stock, Series B-3 preferred stock and Series B-4 preferred stock; (c) senior, pari passu or junior with respect to any other series of preferred stock, as set forth in the certificate of designation with respect to such preferred stock; and (d) junior to all existing and future indebtedness of Beneficient.
Voting
Holders of Series B-1 preferred stock are not entitled to vote on any matter, expect as required by law.
Dividends
Holders of Series B-1 preferred stock are entitled to receive ratably any dividends that our board of directors declares and pays on the Common Stock, on an as-converted basis, when paid to holders of Common Stock.

Liquidation or Dissolution
The initial liquidation preference of Series B-1 preferred stock is $10.00 per share, plus any declared but unpaid dividends (the “B-1 Liquidation Preference”). In the event of our liquidation, dissolution or winding up, holders of Series B-1 preferred stock are entitled to receive, per share of Series B-1 preferred stock, the B-1 Liquidation Preference the amount such holder would have received had their shares of Series B-1 preferred stock converted into Class A common stock immediately prior to such liquidation event.
Transferability and Exchange
In the event of specified extraordinary transactions, as a result of which shares of Class A common stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof), each share of Series B-1 preferred stock outstanding immediately prior to such event will, without the consent of the holders of Series B-1 preferred stock, become convertible into the kind of stock, other securities or other property or assets that such holder would have been entitled to receive if such holder had converted its shares of Series B-1 preferred stock into shares of Class A common stock immediately prior to such event.
Optional Conversion
The conversion price at issuance was $436.80 (the “B-1 Conversion Price”). Each share of Series B-1 preferred stock is convertible at the option of the holder thereof upon two business days’ written notice to the Company into a number of shares of Class A common stock that is equal to $800.00 divided by the B-1 Conversion Price then in effect as of the date of such notice (the “B-1 Conversion Rate”). The B-1 Conversion Price shall be subject to reset on each date (each such date, a “B-1 Reset Date”) that is 30, 60, 90, 120 and 180 calendar days following the date of issuance of the Series B-1 preferred stock (the “B-1 Original Issue Date”). On the relevant B-1 Reset Date, if the five day trailing volume weighted average price of the Class A common stock on the Nasdaq Capital Market or such other national securities exchange on which the Class A common stock is listed for trading as of the applicable B-1 Reset Date as reported by Bloomberg Financial Markets or an equivalent reporting service as determined by Beneficient (the “Prevailing Market Price”) is less than the initial B-1 Conversion Price, the B-1 Conversion Price shall be adjusted on such B-1 Reset Date (taking into account any adjustments to the B-1 Conversion Price which may have occurred prior to the relevant B-1 Reset Date) to the Prevailing Market Price, provided that in no event shall the reset B-1 Conversion Price be lower than 50% of the initial B-1 Conversion Price, subject to customary adjustments for stock dividends, splits or combinations, reorganizations, recapitalizations or similar transactions. On October 3, 2023, 3,768,995 shares of Series B-1 preferred stock converted into 172,574 shares of Class A common stock.
Mandatory Conversion
Each outstanding share of Series B-1 preferred stock will automatically convert into a number of shares of Class A common stock (the “B-1 Mandatory Conversion”) at the B-1 Conversion Rate then in effect on the date that is the earliest to occur of: (a) 210 calendar days after the B-1 Original Issue Date, if either Beneficient has filed all annual reports on Form 10-K and quarterly reports on Form 10-Q that are then required to have been filed by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or a resale registration statement with respect to the shares of Class A common stock underlying the Series B-1 preferred stock (the “Resale Registration Statement”) has become effective and is in full force and effect at the time of such B-1 Mandatory Conversion, (b) if the conditions of clause (a) are not met on the date that is 210 calendar days following the B-1 Original Issue Date, the first date thereafter on which any shares of Series B-1 preferred stock may be resold pursuant to Rule 144 under the Securities Act or the B-1 Resale Registration Statement has become effective and (c) the one year anniversary of the B-1 Original Issue Date. The Series B-1 preferred stock shall not convert into Class A common stock to the extent such conversion would cause a holder to exceed 9.99% (the “B-1 Beneficial Ownership Limitation”) of the number of shares of the Class A common stock outstanding immediately after giving effect to the issuance of shares of Class A common stock issuable upon conversion of Series B-1 preferred stock held by the applicable holder, and to the extent a conversion would cause a holder to exceed the B-1 Beneficial Ownership Limitation, the conversion of the portion of such conversion that would exceed the B-1 Beneficial Ownership Limitation shall be delayed until the first day the conversion of such portion would not cause the holder to exceed the B-1 Beneficial Ownership Limitation. Further, to the extent any such share of Series B-1 preferred stock has not otherwise automatically converted into shares of Class A common stock, the B-1 Conversion Price for such shares shall be subject to additional resets on each date that is 240, 270, 300, 330 and 360 calendar days following the B-1 Original Issue Date.
Redemption
The outstanding shares of Series B-1 preferred stock shall not be redeemable by Beneficient.

Sinking Fund
Shares of Series B-1 preferred stock are not subject to or entitled to the operation of a retirement or sinking fund.
Series B-2 Preferred Stock
Maturity
Subject to the redemption and conversion rights described below, shares of Series B-2 preferred stock are perpetual securities.
Priority
Series B-2 preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Beneficient, rank: (a) senior to Beneficient’s Common Stock; (b) pari passu with the Series A preferred stock, Series B-1 preferred stock, Series B-3 preferred stock and Series B-4 preferred stock; (c) senior, pari passu or junior with respect to any other series of preferred stock, as set forth in the certificate of designation with respect to such preferred stock; and (d) junior to all existing and future indebtedness of Beneficient.
Voting
Holders of Series B-2 preferred stock are not entitled to vote on any matter, expect as required by law.
Dividends
Dividends will be paid on the Series B-2 preferred stock on an as-converted basis when, as, and if paid on the Class A common stock.
Liquidation or Dissolution
In the event of any liquidation or dissolution of Beneficient, no distributions of available funds and assets will be made to the holders of capital stock junior to the Series B-2 preferred stock until the holders of Series B-2 preferred stock receive a per share amount equal to $10.00.
Transferability and Exchange
In the event of specified extraordinary transactions, as a result of which shares of Class A common stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof), each share of Series B-2 preferred stock outstanding immediately prior to such event will, without the consent of the holders of Series B-2 preferred stock, become convertible into the kind of stock, other securities or other property or assets that such holder would have been entitled to receive if such holder had converted its shares of Series B-2 preferred stock into shares of Class A common stock immediately prior to such event.
Optional Conversion
The conversion price at issuance was $32.00 (the “B-2 Conversion Price”). Each share of Series B-2 preferred stock is convertible, at the option of the holder thereof upon two business days’ written notice to Beneficient, into a number of shares of Class A common stock that is equal to $800.00 divided by the B-2 Conversion Price then in effect as of the date of such notice (the “B-2 Conversion Rate”). The B-2 Conversion Price shall be subject to reset on each date (each such date, a “B-2 Reset Date”) that is the last day of each month following the date of issuance of the Series B-2 preferred stock (the “B-2 Original Issue Date”). On each B-2 Reset Date, the B-2 Conversion Price shall be increased or decreased to the five day trailing volume weighted average price of the Class A common stock on the Nasdaq Capital Market or such other national securities exchange on which the Class A common stock is listed for trading as of the applicable B-2 Reset Date as reported by Bloomberg Financial Markets or an equivalent reporting service as determined by Beneficient, provided that in no event shall the reset B-2 Conversion Price be lower than 50% of the initial B-2 Conversion Price or higher than the initial B-2 Conversion Price, in each case subject to adjustments for stock dividends, splits or combinations, reorganizations, recapitalizations or similar transactions.
Mandatory Conversion
Each outstanding share of Series B-2 preferred stock will automatically convert into a number of shares of Class A common stock (the “B-2 Mandatory Conversion”) as is determined by the B-2 Conversion Rate then in effect on the date (the “B-2 Mandatory Conversion Date”) that is the earliest to occur of: (a) the last day of the month in which the fifth anniversary of the B-2 Original Issue Date occurs, if either Beneficient has filed all annual reports on Form 10-K and quarterly reports on Form 10-Q that are then required to have been filed in the preceding twelve months with the SEC under the Exchange Act, or a resale registration statement with respect to the shares of Class A common stock underlying the Series B-2 preferred stock (the “B-2 Resale Registration Statement”) has become effective and is in full force and effect at the time of such B-2 Mandatory Conversion and (b) if the conditions of clause (a) are not met on the date that is the last day of the month in which the fifth anniversary of the B-2 Original Issue Date occurs, the first date thereafter on which any shares of Series B-2 preferred stock may be resold pursuant to Rule 144 under the Securities Act, or the B-2 Resale Registration Statement has become effective. Notwithstanding the foregoing, the Series B-2 preferred stock shall not convert into Class A common stock to the extent such conversion would cause a holder to exceed 4.99% (the “B-2 Beneficial Ownership Limitation”) of the number of shares of the Class A common stock outstanding immediately after giving effect to the issuance of shares of Class A common stock issuable upon conversion of Series B-2 preferred stock held by the applicable holder and to the extent a conversion would cause a holder to exceed the B-2 Beneficial Ownership Limitation, the conversion of the portion of such conversion that would exceed the B-2 Beneficial Ownership Limitation shall be delayed until the first day the conversion of such portion would not cause the holder to exceed the B-2 Beneficial Ownership Limitation. Further, to the extent any such share of Series B-2 preferred stock has not otherwise automatically converted into shares of Class A common stock, the B-2 Conversion Price for such shares shall be subject to additional resets on the terms described in the certificate of designation for the Series B-2 preferred stock on the last date of each month.
Redemption
The outstanding shares of Series B-2 preferred stock shall not be redeemable by Beneficient.
Sinking Fund
Shares of Series B-2 preferred stock are not subject to or entitled to the operation of a retirement or sinking fund.
Series B-3 Preferred Stock
Maturity
Subject to the redemption and conversion rights described below, shares of Series B-3 preferred stock are perpetual securities.
Priority
Series B-3 preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Beneficient , rank: (a) senior to the Common Stock; (b) pari passu with the Series A preferred stock, Series B-1 preferred stock, Series B-2 preferred stock and Series B-4 preferred stock; (c) senior, pari passu or junior with respect to any other series of preferred stock, as set forth in the certificate of designation with respect to such preferred stock; and (d) junior to all existing and future indebtedness of Beneficient.
Voting
Except as required by law, the holders of Series B-3 preferred stock shall not be entitled to vote at any meeting of the stockholders for election of members of our board of directors or for any other purpose or otherwise to participate in any action taken by Beneficient or the stockholders thereof, or to receive notice of any meeting of stockholders.
Dividends
Dividends will be paid on the Series B-3 preferred stock on an as-converted basis when, as, and if paid on the Class A common stock.
Liquidation or Dissolution
In the event of any liquidation or dissolution of Beneficient, no distributions of available funds and assets will be made to the holders of capital stock junior to the Series B-3 preferred stock until the holders of Series B-3 preferred stock receive a per share amount equal to $10.00.
Transferability and Exchange
In the event of specified extraordinary transactions, as a result of which shares of Class A common stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof), each share of Series B-3 preferred stock outstanding immediately prior to such event will, without the consent of the holders of Series B-3 preferred stock, become convertible into the kind of stock, other securities or other property or assets that such holder would have been entitled to receive if such holder had converted its shares of Series B-3 preferred stock into shares of Class A common stock immediately prior to such event.
Optional Conversion
The conversion price at issuance was $28.00 (the “B-3 Conversion Price”). Each share of Series B-3 preferred stock is convertible, at the option of the holder thereof upon two business days’ written notice to Beneficient, into a number of shares of Class A common stock that is equal to $800.00 divided by the B-3 Conversion Price then in effect as of the date of such notice (the “B-3 Conversion Rate”). The B-3 Conversion Price shall be subject to reset on each date (each such date, a “B-3

Reset Date”) that is the last day of each month following the date of issuance of the Series B-3 preferred stock (the “B-3 Original Issue Date”). On each B-3 Reset Date, the B-3 Conversion Price shall be increased or decreased to the five day trailing volume weighted average price of the Class A common stock on the Nasdaq Capital Market or such other national securities exchange on which the Class A common stock is listed for trading as of the applicable B-3 Reset Date as reported by Bloomberg Financial Markets or an equivalent reporting service as determined by Beneficient, provided that in no event shall the reset B-3 Conversion Price be lower than 50% of the initial B-3 Conversion Price or higher than the initial B-3 Conversion Price, in each case subject to adjustments for stock dividends, splits or combinations, reorganizations, recapitalizations or similar transactions.
Mandatory Conversion
Each outstanding share of Series B-3 preferred stock will automatically convert into a number of shares of Class A common stock (the “B-3 Mandatory Conversion”) as is determined by the B-3 Conversion Rate then in effect on the date (the “B-3 Mandatory Conversion Date”) that is the earliest to occur of: (a) the last day of the month in which the fifth anniversary of the B-3 Original Issue Date occurs, if either Beneficient has filed all annual reports on Form 10-K and quarterly reports on Form 10-Q that are then required to have been filed in the preceding twelve months with the SEC under the Exchange Act, or a resale registration statement with respect to the shares of Class A common stock underlying the Series B-3 preferred stock (the “B-3 Resale Registration Statement”) has become effective and is in full force and effect at the time of such B-3 Mandatory Conversion and (b) if the conditions of clause (a) are not met on the date that is the last day of the month in which the fifth anniversary of the B-3 Original Issue Date occurs, the first date thereafter on which any shares of Series B-3 preferred stock may be resold pursuant to Rule 144 under the Securities Act, or the B-3 Resale Registration Statement has become effective. Notwithstanding the foregoing, the Series B-3 preferred stock shall not convert into Class A common stock to the extent such conversion would cause a holder to exceed 4.99% (the “B-3 Beneficial Ownership Limitation”) of the number of shares of the Class A common stock outstanding immediately after giving effect to the issuance of shares of Class A common stock issuable upon conversion of Series B-3 preferred stock held by the applicable holder and to the extent a conversion would cause a holder to exceed the B-3 Beneficial Ownership Limitation, the conversion of the portion of such conversion that would exceed the B-3 Beneficial Ownership Limitation shall be delayed until the first day the conversion of such portion would not cause the holder to exceed the B-3 Beneficial Ownership Limitation. Further, to the extent any such share of Series B-3 preferred stock has not otherwise automatically converted into shares of Class A common stock, the B-3 Conversion Price for such shares shall be subject to additional resets on the terms described in the certificate of designation for the Series B-3 preferred stock on the last date of each month.
Redemption
The outstanding shares of Series B-3 preferred stock shall not be redeemable by Beneficient.
Sinking Fund
Shares of Series B-3 preferred stock are not subject to or entitled to the operation of a retirement or sinking fund.
Series B-4 Preferred Stock
Maturity
Subject to the redemption and conversion rights described below, shares of Series B-4 preferred stock are perpetual securities.
Priority
Series B-4 preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Beneficient, rank: (a) senior to the Common Stock; (b) pari passu with the Series A preferred stock, Series B-1 preferred stock, Series B-2 preferred stock and Series B-3 preferred stock; (c) senior, pari passu or junior with respect to any other series of preferred stock, as set forth in the certificate of designation with respect to such preferred stock; and (d) junior to all existing and future indebtedness of Beneficient.
Voting
Except as required by law, the holders of Series B-4 preferred stock shall not be entitled to vote at any meeting of the stockholders for election of members of our board of directors or for any other purpose or otherwise to participate in any action taken by Beneficient or the stockholders thereof, or to receive notice of any meeting of stockholders.
Dividends
Dividends will be paid on the Series B-4 preferred stock on an as-converted basis when, as, and if paid on the Class A common stock.

Liquidation or Dissolution
In the event of any liquidation or dissolution of Beneficient, no distributions of available funds and assets will be made to the holders of capital stock junior to the Series B-4 preferred stock until the holders of Series B-4 preferred stock receive a per share amount equal to $10.00.
Transferability and Exchange
In the event of specified extraordinary transactions, as a result of which shares of Class A common stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof), each share of Series B-4 preferred stock outstanding immediately prior to such event will, without the consent of the holders of Series B-4 preferred stock, become convertible into the kind of stock, other securities or other property or assets that such holder would have been entitled to receive if such holder had converted its shares of Series B-4 preferred stock into shares of Class A common stock immediately prior to such event.
Optional Conversion
The conversion price at issuance was $5.38 (the “B-4 Conversion Price”). Each share of Series B-4 preferred stock is convertible, at the option of the holder thereof upon two business days’ written notice to Beneficient, into a number of shares of Class A common stock that is equal to $800.00 divided by the B-4 Conversion Price then in effect as of the date of such notice (the “B-4 Conversion Rate”). The B-4 Conversion Price shall be subject to reset on each date (each such date, a “B-4 Reset Date”) that is the last day of each month following the date of issuance of the Series B-4 preferred stock (the “B-4 Original Issue Date”). On each B-4 Reset Date, the B-4 Conversion Price shall be increased or decreased to the five day trailing volume weighted average price of the Class A common stock on the Nasdaq Capital Market or such other national securities exchange on which the Class A common stock is listed for trading as of the applicable B-4 Reset Date as reported by Bloomberg Financial Markets or an equivalent reporting service as determined by Beneficient, provided that in no event shall the reset B-4 Conversion Price be lower than 50% of the initial B-4 Conversion Price or higher than the initial B-4 Conversion Price, in each case subject to adjustments for stock dividends, splits or combinations, reorganizations, recapitalizations or similar transactions.
Mandatory Conversion
Each outstanding share of Series B-4 preferred stock will automatically convert into a number of shares of Class A common stock (the “B-4 Mandatory Conversion”) as is determined by the B-4 Conversion Rate then in effect on the date (the “B-4 Mandatory Conversion Date”) that is the earliest to occur of: (a) the last day of the month in which the fifth anniversary of the B-4 Original Issue Date occurs, if either Beneficient has filed all annual reports on Form 10-K and quarterly reports on Form 10-Q that are then required to have been filed in the preceding twelve months with the SEC under the Exchange Act, or a resale registration statement with respect to the shares of Class A common stock underlying the Series B-4 preferred stock (the “B-4 Resale Registration Statement”) has become effective and is in full force and effect at the time of such B-4 Mandatory Conversion and (b) if the conditions of clause (a) are not met on the date that is the last day of the month in which the fifth anniversary of the B-4 Original Issue Date occurs, the first date thereafter on which any shares of Series B-4 preferred stock may be resold pursuant to Rule 144 under the Securities Act, or the B-4 Resale Registration Statement has become effective. Notwithstanding the foregoing, the Series B-4 preferred stock shall not convert into Class A common stock to the extent such conversion would cause a holder to exceed 4.99% (the “B-4 Beneficial Ownership Limitation”) of the number of shares of the Class A common stock outstanding immediately after giving effect to the issuance of shares of Class A common stock issuable upon conversion of Series B-4 preferred stock held by the applicable holder and to the extent a conversion would cause a holder to exceed the B-4 Beneficial Ownership Limitation, the conversion of the portion of such conversion that would exceed the B-4 Beneficial Ownership Limitation shall be delayed until the first day the conversion of such portion would not cause the holder to exceed the B-4 Beneficial Ownership Limitation. Further, to the extent any such share of Series B-4 preferred stock has not otherwise automatically converted into shares of Class A common stock, the B-4 Conversion Price for such shares shall be subject to additional resets on the terms described in the certificate of designation for the Series B-4 preferred stock on the last date of each month.
Redemption
The outstanding shares of Series B-4 preferred stock shall not be redeemable by Beneficient.
Sinking Fund
Shares of Series B-4 preferred stock are not subject to or entitled to the operation of a retirement or sinking fund.
Anti-Takeover Effects of Various Provisions of Nevada Law, Our Articles of Incorporation and Our Bylaws
Provisions of the NRS and our articles of incorporation and bylaws could make it more difficult to acquire Beneficient by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, which are summarized below, may discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of Beneficient to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure it outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Anti-Takeover Effects of Provisions of Nevada State Law
We may be, or in the future we may become, subject to Nevada’s control share laws. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada, including through an affiliated corporation. This control share law may have the effect of discouraging corporate takeovers.
The control share law focuses on the acquisition of a “controlling interest,” which means the ownership of outstanding voting shares that would be sufficient, but for the operation of the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more. The ability to exercise this voting power may be direct or indirect, as well as individual or in association with others.
The effect of the control share law is that an acquiring person, and those acting in association with that person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell the shares to others. If the buyer or buyers of those shares themselves do not acquire a controlling interest, the shares are not governed by the control share law.
If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, a stockholder of record, other than the acquiring person, who did not vote in favor of approval of voting rights, is entitled to demand fair value for such stockholder’s shares.
In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada publicly traded corporations and “interested stockholders” for two years after the interested stockholder first becomes an interested stockholder, unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an interested stockholder is any person who is: (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the previous two years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of “business combination” contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.
The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of Beneficient from doing so if it cannot obtain the approval of our board of directors.
Class A Director Election and Class B Director Designation Rights
Our articles of incorporation provide that, if on the record date for notice of any meeting of stockholders of Beneficient at which directors are to be elected by the holders of Common Stock, (i) the aggregate number of outstanding shares of Class B common stock is at least twenty-five percent (25%) of the number of shares of Class B common stock outstanding on the date of the articles of incorporation, or (ii) if the condition in preceding clause (i) is not satisfied, the aggregate capital account balances with respect to the limited partner interests in Beneficient Company Holdings, L.P., a Delaware limited partnership (“BCH”), held by the Class B Holders is an amount that is at least twenty percent (20%) of the aggregate capital account balances such limited partner interests on the date of the articles of incorporation (the condition in either clause (i) or clause (ii) being referred to as the “Class B Threshold”), then, the (i) holders of shares of Class B common stock, voting as a separate class, are entitled to elect that number of directors that constitutes 51% (rounded up to the nearest whole number) of the total number of authorized directors and (ii) holders of shares of Common Stock, voting as a single class, are entitled to elect all remaining directors that are not otherwise entitled to be elected by a series of preferred stock, but in no event shall they not be entitled to elect at least one director. Accordingly, so long as the Class B Threshold is met, holders of shares of Class A common stock only have the ability, voting together with the holders of the Class B common stock as a single class (with each holder of the Class B common stock having 10 votes per share of the Class B common stock), to vote on the election of a minority of the board of directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Beneficient. If, on the applicable record date, the Class B Threshold is not met, then holders of Common Stock will vote together as a single class with respect to the election of all directors, with each holder of the Class B common stock having 10 votes per share of Class B common stock.
Removal of Directors
Subject to the terms and conditions of the Stockholders Agreement, if the Class B Threshold is met, (i) a Class A Director (as defined herein) may be removed from office at any time by an affirmative vote of the stockholders representing not less than two-thirds of the voting power of the outstanding Common Stock that is entitled to vote at an annual or special meeting, voting together as a single class, and (ii) a Class B Director may be removed from office at any time by an affirmative vote of the stockholders representing not less than two-thirds of the voting power of the outstanding Class B common stock that is entitled to vote at an annual or special meeting, voting as a separate class. If the Class B Threshold is not met, then any director may be removed by an affirmative vote of the stockholders representing not less than two-thirds of the voting power of the outstanding Common Stock that is entitled to vote at an annual or special meeting.
Amendments to Articles of Incorporation and Bylaws
Our articles of incorporation provide that they may be amended, altered, changed or repealed in any manner provided by statute, provided that specified amendments require the affirmative vote or consent of the holders of two-thirds of the voting power of our capital stock eligible to vote in the election of directors, and other specified amendments that affect the rights of holders of Class B common stock require the affirmative vote of the holders of Class B common stock eligible to vote in the election of directors if the Class B Threshold is met. Our articles of incorporation also provide that our bylaws may be adopted, amended, altered or repealed by our stockholders upon the approval of at a majority of the voting power entitled to vote thereon. Additionally, our articles of incorporation provide that our bylaws may be adopted, amended, altered or repealed by our board of directors.
Size of Board and Vacancies
Our articles of incorporation provide that the number of directors on our board of directors are fixed exclusively by our board of directors, provided that the board of directors shall initially consist of nine (9) directors. Subject to the rights of the holders of Class B common stock, any newly created directorship that results from an increase in the number of directors or any vacancy that results from the death, disability, resignation, disqualification or removal of any director or from any other cause will be filled solely by the affirmative majority vote of the directors then in office, or by a sole remaining director, and will not be filled by the stockholders; provided, however, that any vacancy in the office of a Class B Director shall be filled solely by the holders of Class B common stock, voting as a separate class, or, in the absence of a stockholder vote, by a vote of the remaining Class B Directors; provided further, that if (i) any increase in the number of directors results in the Class B Directors representing less than 51% (rounded up to the nearest whole number) of the directors, and (ii) at the time of such increase, the Class B Threshold is met, then the newly created directorship resulting from such increase will be filled by the holders of the Class B common stock, voting as a separate class, or, in the absence of a stockholder vote, by a vote of the remaining Class B Directors.
Furthermore, our articles of incorporation provide that directors have one vote per director on all matters brought before our board of directors; provided, however, that in the event of a vacancy in the office of a Class B Director, each Class B Director has the number of votes per Class B Director equal to (i) the total number of Class B Director seats divided by (ii) the number of Class B Director seats that are not then vacant.
Special Stockholder Meetings
Our articles of incorporation provide that only the chairman of the board of directors, our chief executive officer or our president upon the direction of the board of directors pursuant to a resolution adopted by a majority of the board of directors may call special meetings of stockholders, and stockholders may not call special stockholder meetings.
Stockholder Action by Written Consent
Our articles of incorporation provide that stockholder action must take place at the annual or a special meeting of Beneficient stockholders, and no action shall be taken by stockholders by written consent; provided, however, that if the Class B Threshold is met, then any action required or permitted to be taken by the holders of Class B common stock may be effected by an action by written consent in lieu of a meeting with the approval of the holders of outstanding Class B common stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares of Class B common stock entitled to vote thereon were present and voted.

Requirements for Advance Notification of Stockholder Nominations and Proposals
Our bylaws establish advance notice procedures with respect to stockholder proposals and nominations of candidates for election as directors designated by holders of Class A common stock and Class B common stock, voting together as a single class (the “Class A Directors”). Additionally, our bylaws require that candidates nominated by stockholders for election as a Class A Director disclose their qualifications and make customary representations, including that (i) they are not a party to any undisclosed voting commitment, any voting commitment that could interfere with their ability to fulfill their fiduciary duties as a director, should they be elected, or any undisclosed agreement pursuant to which they would receive compensation, reimbursement or indemnification in connection with their service as a director and (ii) they will be in compliance, should they be elected, with our bylaws, our Code of Business Conduct and Ethics and any other publicly available policies and guidelines applicable to our directors.
No Cumulative Voting
The NRS provides that stockholders will not have the right to cumulate votes in the election of directors unless the company’s articles of incorporation provide otherwise. Our articles of incorporation do not provide for cumulative voting.
Undesignated Preferred Stock
The authority that our board of directors possess to issue shares of preferred stock could potentially be used to discourage attempts by third parties to obtain control of Beneficient through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our board of directors may be able to issue shares of preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of Common Stock.
Limitations on Liability, Indemnification of Officers and Directors and Insurance
Elimination of Liability of Directors
The NRS authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders and creditors for damages as a result of any act or failure to act in their capacity as a director or officer, and our articles of incorporation include such an exculpation provision. Our articles of incorporation provide that, to the fullest extent permitted by the NRS, no director or officer will be personally liable to us, our stockholders or our creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer. While our articles of incorporation provide directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate this duty. Accordingly, our articles of incorporation have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.
Indemnification of Directors, Officers and Employees
Our articles of incorporation and bylaws require us to indemnify any director, officer, employee or agent of Beneficient who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any proceeding, by reason of the fact that he or she is or was a director, officer, employee or agent of Beneficient or is or was serving at the request of Beneficient as a director, officer, employee or agent of, or in any other capacity for, another corporation, partnership, joint venture, limited liability company, trust, or other enterprise, to the fullest extent permitted under Nevada law, against all expense, liability and loss (including attorneys’ fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Beneficient and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
We are authorized under our bylaws to purchase and maintain insurance to protect Beneficient and any current or former director, officer, employee or agent of Beneficient or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Beneficient would have the power to indemnify such person against such expense, liability or loss under the NRS.
We have entered into an indemnification agreement with each of our directors and officers. The indemnification agreements provide that we will indemnify each indemnitee to the fullest extent permitted by the NRS from and against all loss and liability suffered and expenses, judgments, fines and amounts paid in settlement incurred in connection with defending, investigating or settling any threatened, pending, or completed action, suit or proceeding related to the indemnitee’s service with Beneficient. Additionally, we have agreed to advance to the indemnitee expenses incurred in connection therewith.
The limitation of liability and indemnification provisions in these indemnification agreements and our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of fiduciary duty. These provisions also may reduce the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment in Beneficient’s securities may be adversely affected to the extent we pay the costs of settlement and damage awards under these indemnification provisions.
Exclusive Forum
Our articles of incorporation provide that, unless we consent in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, will, to the fullest extent permitted by law, be the sole and exclusive forum for any or all actions, suits, proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim, (i) brought in the name or right of Beneficient or on its behalf, (ii) asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of Beneficient to Beneficient or Beneficient’s stockholders, (iii) arising or asserting a claim pursuant to any provision of NRS Chapters 78 or 92A or any provision of the articles of incorporation or the bylaws, (iv) to interpret, apply, enforce or determine the validity of the articles of incorporation or the bylaws or (v) asserting a claim governed by the internal affairs doctrine. In the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such action, then any other state district court located in the State of Nevada will be the exclusive forum for such action. In the event that no state district court in the State of Nevada has jurisdiction over any such action, then a federal court located within the State of Nevada will be the exclusive forum for such action.
Our articles of incorporation also provide that its exclusive forum provisions will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which federal courts have exclusive jurisdiction. Additionally, the articles of incorporation provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against Beneficient or any of Beneficient’s directors, officers, other employees or agents. There is uncertainty as to whether a court would enforce this provision with respect to claims under the Securities Act.
Corporate Opportunity Waiver
Our articles of incorporation acknowledge that we may have overlapping directors and officers with other entities that compete with our businesses and that we may engage in material business transactions with such entities. In the articles of incorporation, we will renounce our rights to certain business opportunities, and the articles of incorporation provide that no director or officer will breach their fiduciary duty and therefore be liable to us or our stockholders by reason of the fact that any such individual directs a corporate opportunity to another person or entity instead of to us, or does not refer or communicate information regarding such corporate opportunity to us, unless (i) such opportunity was expressly offered to such person solely in his or her capacity as a director or officer of us or as a director or officer of any of our subsidiaries, and (ii) such opportunity relates to a line of business in which we or any of our subsidiaries is then directly engaged.
Authorized but Unissued Shares
Our authorized but unissued shares of Common Stock and shares of our preferred stock are available for future issuance without stockholder approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of Common Stock and shares of preferred stock could render more difficult or discourage an attempt to obtain control of Beneficient by means of a proxy contest, tender offer, merger or otherwise.
Registration Rights
We have entered into registration rights agreements with several parties as detailed below.
Registration Rights for the Public Warrants
In connection with the assumption of the Avalon Warrants, we have filed a post-effective amendment on Form S-1 to our registration statement on Form S-4 (File No. 333-26874), which was declared effective by the SEC on September 29, 2023. We will use our commercially reasonable efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Public Warrants in accordance with the provisions of the Warrant Agreement.
Legacy Beneficient Holders Registration Rights Agreement
In connection with the consummation of the Transactions, Beneficient, the Avalon Sponsor and the directors and executive officers of Beneficient, and other direct and indirect holders of BCH entered into a Registration Rights Agreement (the “Ben Legacy Holder Registration Rights Agreement”) containing certain registration rights for their Class A common stock and the shares of Class A common stock underlying the Beneficent Class B common stock. Under the Ben Legacy Holder Registration Rights Agreement, as soon as it is permitted to do so, Beneficient shall file a shelf registration statement to register the resale of certain shares of Class A common stock and maintain its effectiveness until all registrable securities have been sold or may be sold in a single transaction pursuant to Rule 144 without volume limitation or current public information. Holders of registrable securities shall be entitled to demand and piggyback registration rights, subject to certain conditions set forth in the Ben Legacy Holder Registration Rights Agreement.
The foregoing description of the Ben Legacy Holder Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Ben Legacy Holder Registration Rights Agreement, a copy of which is attached hereto as Exhibit 4.5.1 to this Annual Report on Form 10-K and is incorporated herein by reference.
GWG Registration Rights Agreement
On August 10, 2018, BCG and GWG Holdings Inc. (“GWG”) entered into the Registration Rights Agreement related certain securities held by GWG in BCG, which provided GWG with certain customary registration rights (the “GWG Registration Rights Agreement”). The registrable securities under the GWG Registration Rights Agreement would include the shares of Class A common stock issuable upon the conversion of the certain BCG securities pursuant to the Conversion and the BCH Preferred Series C Subclass 1 Unit Accounts (the “BCH Preferred C-1 Unit Accounts”). Pursuant to the GWG Registration Rights Agreement, GWG is entitled to certain customary demand registration, shelf takedown and piggyback registration rights, subject to certain customary limitations (including with respect to minimum offering size and a maximum number of demands and underwritten shelf takedowns within certain periods). The agreement remains in effect until the earlier of the date GWG is permitted to sell all registrable securities under Rule 144 or until the registrable securities are sold. The foregoing description of the GWG Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the GWG Registration Rights Agreement, a copy of which is attached hereto as Exhibit 4.5.2 to this Annual Report on Form 10-K and is incorporated herein by reference.
On August 1, 2023, the Company, GWG, the GWG Wind Down Trust, a Texas common law trust (the “GWG Wind Down Trust”), and Jeffrey Stein entered into an Assignment Agreement (the “Assignment Agreement”), pursuant to which GWG assigned its rights under the GWG Registration Rights Agreement to (i) the GWG Wind Down Trust with respect to the Class A common stock transferred to the GWG Wind Down Trust and (i) Mr. Stein with respect to Class A common stock transferred to Mr. Stein. Promptly following the emergence of GWG and certain of its affiliates from proceedings under Chapter 11 of Title 11 of the United States Bankruptcy Code in the Bankruptcy Court for the Southern District of Texas, the shares of Class A common stock held by GWG and its affiliates were transferred to GWG Wind Down Trust in accordance with the terms of the Second Amended Joint Chapter 11 Plan. The foregoing description of the Assignment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Assignment Agreement, a copy of which is attached hereto as Exhibit 4.5.3 to this Annual Report on Form 10-K and is incorporated herein by reference.
The Company filed a registration statement on Form S-1 (File No. 333-273322), which was declared effective by the SEC on September 29, 2023, in order to satisfy its obligations under the GWG Registration Rights Agreement.
Hatteras Registration Rights Agreement
On December 7, 2021, BCG entered into the Hatteras Registration Rights Agreement with certain holders party thereto (collectively, “Hatteras”), pursuant to which, Hatteras was provided certain registration rights related to Preferred B-2 Unit Accounts of BCG (the “Preferred B-2 Unit Accounts”) (the “Hatteras Registration Rights Agreement”). The registrable securities under the Hatteras Registration Rights Agreement would include the shares of Class A common stock issuable upon the conversion of the Preferred B-2 Unit Accounts pursuant to the Conversion. The Hatteras Registration Rights Agreement provides the holders with certain demand registration, shelf takedown and piggyback registration rights with respect to the registrable securities, subject to certain customary limitations (including with respect to the maximum number of securities and a maximum number of demands and underwritten shelf takedowns within certain periods). The Hatteras Registration Rights Agreement remains in effect until the earlier of the seventh anniversary of the closing of the initial issuance of the Preferred B-2 Unit Accounts or, as to the holders party thereto or any permitted transferees of such holders, on such date on which all registrable securities owned by such holders or any permitted transferees of such holders cease to be registrable securities. In connection with the Business Combination, Beneficient assumed the Hatteras Registration Rights Agreement. The foregoing description of the Hatteras Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Hatteras Registration Rights Agreement, a copy of which is attached hereto as Exhibit 4.5.4 to this Annual Report on Form 10-K and is incorporated herein by reference.
In satisfaction of Beneficient’s contractual obligations pursuant to the Hatteras Registration Rights Agreement, Beneficient filed with the SEC a Registration Statement on Form S-1 (File No. 333-273322), which was declared effective by the SEC on September 29, 2023.
Recent Financings Registration Rights Agreement
On December 1, 2022, Beneficient, through its subsidiary, entered into agreements to finance liquidity transactions with respect to alternative assets with a net asset value (“NAV”) of approximately $5.3 million as of the date of the relevant financing agreement (the “Recent Financings”). The Recent Financings closed in connection with the Closing, and Beneficient issued the investor 6,625 shares of Beneficient Class A common stock and 132,500 Beneficient Warrants. The issuance of the Recent Financing Units pursuant to the Recent Financings were not registered under the Securities Act, and the Recent Financing Units were issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder. In connection with the Recent Financings, Beneficient granted certain customary registration rights to the investors receiving the securities comprising the Recent Financing Units.
In satisfaction of Beneficient’s contractual obligations in connection with the Recent Financings discussed above, Beneficient filed with the SEC a Registration Statement on Form S-1 (File No. 333-273322), which was declared effective by the SEC on September 29, 2023.
Additionally, on August 1, 2023, Beneficient, through its subsidiary, entered into agreements with the GRID at Mesa, LLC (“GRID”) to finance liquidity transactions with respect to alternative assets with a NAV of approximately $37.6 million (calculated as of March 31, 2023). Pursuant to such transactions, GRID agreed to receive (i) 3,768,995 shares of Series B-1 preferred stock, with such Series B-1 preferred stock being convertible into shares of Class A common stock, and (ii) 942,249 Warrants (the “GRID Warrants”). In connection with such agreements, the Company granted certain customary registration rights to GRID. Pursuant to that certain Stock Purchase Agreement, by and between GRID and the GRID Holding Co. dated August 9, 2023, GRID Holding Co. purchased the Series B-1 preferred stock and GRID Warrants from GRID. On October 3, 2023, 3,768,995 shares of Series B-1 preferred stock converted into 172,574 shares of Class A common stock.
In satisfaction of Beneficient’s contractual obligations in connection with the liquidity transactions with GRID, Beneficient filed with the SEC a Registration Statement on Form S-1 (File No. 333-275174), which was declared effective by the SEC on December 26, 2023.
Stockholders Agreement
On June 6, 2023, in connection with the consummation of the Business Combination, the Company and certain Class B Holders entered into the Stockholders Agreement.
Pursuant to the Stockholders Agreement, the Class B Holders shall have the right to elect at least five Class B Directors, and the board of directors are required to establish and maintain (i) a compensation committee, (ii) a nominating committee, (iii) an executive committee and (iv) a community reinvestment committee (collectively, the “Board Committees”). The Stockholders Agreement also provides that each of the Board Committees will be comprised of no more of four members, and at least two (2) members shall be Class B Directors designated by the majority of the Class B Directors and the remaining members shall be designated by the directors elected by holders of Class A common stock and Class B common stock, voting together as a single class. The majority of the Class B Directors also have the right to designate the chair of each of the Board Committees. The foregoing description of the Stockholders Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Stockholders Agreement, a copy of which is attached hereto as Exhibit 4.4 to this Annual Report on Form 10-K.
Public Warrants
Commencing on June 8, 2023, each warrant listed for trading on Nasdaq under the symbol “BENFW” (the “Public Warrants”) entitles the registered holder to purchase, at an exercise price of $920.00 (subject to adjustment as discussed below), one share of Class A common stock and one share of Series A preferred stock at any time commencing 30 days after the Closing, provided that we have an effective registration statement under the Securities Act covering the shares of the Class A common stock and Series A preferred stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or we permit holders to exercise their Public Warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Each share of Series A preferred stock that is then issued and outstanding is convertible into one-fourth (1/4) of a share of Class A common stock on, and only on, the later of (i) 90 days after the Avalon Merger Effective Time and (ii) 30 days after a registration statement under the Securities Act has been declared effective with respect to the issuance of Class A common stock and Series A preferred stock upon the exercise of the Public Warrants unless the holder of the Series A preferred stock elects to not convert under the optional conversion right.
Pursuant to the Warrant Agreement, a Public Warrant holder may exercise its Public Warrants only for a whole number of shares of Class A common stock and Series A preferred stock. This means only a whole Public Warrant may be exercised at a given time by a Public Warrant holder. The Public Warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We are not obligated to deliver any Class A common stock or Series A preferred stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of the Class A common stock and the Series A preferred stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available, including as a result of a notice of redemption described below under “Redemption of Public Warrants when the price per Class A common stock equals or exceeds $800.00”. No Public Warrant will be exercisable and we will not be obligated to issue a share of the Class A common stock or Series A preferred stock upon exercise of a Public Warrant unless the shares of the Class A common stock and Series A preferred stock issuable upon such Public Warrant exercise has been registered, qualified, or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant.
We have filed a post-effective amendment on Form S-1 to our registration statement on Form S-4 (File No. 333-26874), which was declared effective by the SEC on September 29, 2023. We will use our commercially reasonable efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Public Warrants in accordance with the provisions of the Warrant Agreement. If we fail to maintain an effective registration statement, Public Warrant holders exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.
shares of Class A common stock are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of our Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we elect to do so, we will not be required to file or maintain in effect a registration statement, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering each such Public Warrant for that number of shares of Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the Public Warrants, multiplied the excess of the “fair market value” less the exercise price of the Public Warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the volume-weighted average price of the shares of Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by Continental Stock Transfer & Trust Company.
Redemption of Public Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $1,400.00
We may redeem the outstanding Public Warrants (except as described herein with respect to the Private Warrants):
•in whole and not in part;
•at a price of $0.80 per Public Warrant;
•upon not less than 30 days prior written notice of redemption to each Public Warrant holder; and
•if, and only if, the last reported sale price of the shares of Class A common stock for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the Public Warrant holders (which we refer to as the “Reference Value”) equals or exceeds $1,440.00 per share (as adjusted for anti-dilution adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant).
If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, we will not redeem the Public Warrants unless an effective registration statement under the Securities Act covering the shares of the Class A common stock and Series A preferred stock issuable upon exercise of the Public Warrants is effective and a current prospectus relating to those shares of the Class A common stock and the Series A preferred stock is available throughout the 30-day redemption period.
If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise his, her, or its Public Warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising Public Warrant holder to pay the exercise price for each Public Warrant being exercised. However, the price of the shares of the Class A common stock may fall below the $1,440.00 redemption trigger price (as adjusted for anti-dilution adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant) as well as the $920.00 (for whole shares) Public Warrant exercise price after the redemption notice is issued.
Redemption of Public Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $800.00
We may redeem the outstanding Public Warrants:
•in whole and not in part;

•at $0.80 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their Public Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the Class A common stock (as defined herein); if, and only if, the Reference Value equals or exceeds $800.00 per share (as adjusted for anti-dilution adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant); and
•if the Reference Value is less than $1,440.00 per share (as adjusted for anti-dilution adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant) the Private Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.
During the period beginning on the date the notice of redemption is given, holders may elect to exercise their Public Warrants on a cashless basis. The numbers in the table below represent the number of shares of the Class A common stock that a Public Warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the Class A common stock on the corresponding redemption date (assuming holders elect to exercise their Public Warrants and such Public Warrants are not redeemed for $8.00 per Public Warrant), determined based on volume-weighted average price of the Class A common stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below. We will provide our Public Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Public Warrant or the exercise price of the Public Warrant is adjusted. If the number of shares issuable upon exercise of a Public Warrant is adjusted, the adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Public Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Public Warrant. If the exercise price of a Public Warrant is adjusted, (a) in the case of an anti-dilution adjustment, the adjusted stock prices in the column headings will equal the unadjusted stock price multiplied by a fraction, the numerator of which is the higher of the (i) the volume-weighted average trading price of Avalon’s Class A common stock, par value $0.0001 per share (the “Avalon Class A Common Stock”) during the 20 trading day period starting on the trading day prior to the date on which we completed our initial business combination (such price, the “Market Value”) and (ii) if Avalon issued additional shares of Avalon Class A Common Stock or equity-linked securities for capital raising purposes in connection with the Closing at an issue price or effective issue price of less than $9.20 per share of Avalon Class A Common Stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to an Avalon Sponsor or its affiliates, without taking into account any shares of Avalon Class B common stock, par value $0.0001 per share (the “Avalon Class B Common Stock”) initially issued to the Avalon Sponsor in a private placement prior to its IPO (the “Founder Shares”) held by an Avalon Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”) and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “Anti-dilution Adjustments” below, the adjusted stock prices in the column headings will equal the unadjusted stock price less the decrease in the exercise price of a Public Warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of Our Class A Common Stock
	$800.00	$880.00	$960.00	$1,040.00	$1,120.00	$1,200.00	$1,280.00	$1,360.00	$1,440.00
60 months	20.88	22.48	23.76	24.88	25.92	26.96	27.84	28.64	28.88
57 months	20.56	22.16	23.52	24.80	25.92	26.96	27.84	28.64	28.88
54 months	20.16	21.76	23.28	24.56	25.76	26.80	27.76	28.56	28.88
51 months	19.68	21.44	22.96	24.32	25.60	26.64	27.68	28.56	28.88
48 months	19.28	21.04	22.64	24.08	25.36	26.56	27.52	28.48	28.88
45 months	20.28	20.64	22.32	23.84	25.20	26.40	27.44	28.48	28.88
42 months	21.28	20.16	21.92	23.52	24.96	26.24	27.36	28.40	28.88
39 months	22.28	19.68	21.52	23.20	24.72	26.00	27.20	28.32	28.88
36 months	23.28	19.12	21.04	22.80	24.40	25.84	27.12	28.24	28.88
33 months	24.28	18.56	20.56	22.40	24.08	25.60	26.96	28.16	28.88
30 months	25.28	17.92	20.00	21.92	23.76	25.28	26.80	28.08	28.88
27 months	26.28	17.12	19.36	21.44	23.28	25.04	26.56	28.00	28.88
24 months	27.28	16.32	18.64	20.80	22.80	24.64	26.32	27.84	28.88
21 months	28.28	15.44	17.84	20.16	22.32	24.32	26.08	27.76	28.88
18 months	29.28	14.32	16.88	19.36	21.68	23.84	25.76	27.60	28.88
15 months	30.28	13.12	15.76	18.40	20.96	23.28	25.36	27.36	28.88
12 months	31.28	11.68	14.48	17.28	20.00	22.56	24.96	27.12	28.88
9 months	32.28	10.00	12.96	15.92	18.96	21.76	24.40	26.88	28.88
6 months	33.28	7.92	10.96	14.24	17.52	20.72	23.68	26.48	28.88
3 months	34.28	5.20	8.32	12.00	15.76	19.44	22.88	26.08	28.88
0 months	0.00	0.00	3.36	9.20	14.32	18.64	22.48	25.84	28.88
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of the Class A common stock to be issued for each Public Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable.
No fractional shares of the Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of each of the Class A common stock and Series A preferred stock to be issued to the holder.
Maximum Percentage Procedures
A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to Continental Stock Transfer & Trust Company’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of the Class A common stock issued and outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments
If the number of outstanding shares of either of the Class A common stock or Series A preferred stock is increased by a stock capitalization or stock dividend payable in shares of the Class A common stock or Series A preferred stock, or by a split-up of common stock or other similar event, then, on the effective date of such stock capitalization or stock dividend, split-up or similar event, the number of shares of the Class A common stock or Series A preferred stock, as applicable, issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of common stock or preferred stock.
In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of the Class A common stock or Series A preferred stock on account of such Class A common stock or Series A preferred stock, as applicable, , other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of the Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $40.00 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of the Class A common stock issuable on exercise of each Public Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $40.00 per share, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of the Class A common stock or Series A preferred stock in respect of such event.
If the number of outstanding shares of the Class A common stock or Series A preferred stock, as applicable, is decreased by a consolidation, combination, reverse share split, or reclassification of the Class A common stock or the Series A preferred stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of the Class A common stock or the Series A preferred stock, as applicable, issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of the Class A common stock.
In case of any reclassification or reorganization of the outstanding Class A common stock or Series A preferred stock (other than those described above or that solely affects the par value of such Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A common stock or Series A preferred stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of the Class A common stock and Series A preferred stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of the Class A common stock or Series A preferred stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event.
However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Public Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Class A common stock, the holder of a Public Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Public Warrant holder had exercised the Public Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement.
Additionally, if less than 70% of the consideration receivable by the holders of the Class A common stock in such a transaction is payable in the form of the Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Public Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants.
The Public Warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that the parties deem adversely affects the interests of the registered holders.
The Public Warrants may be exercised upon surrender of the Public Warrant certificate on or prior to the expiration date at the offices of the Public Warrant agent, with the exercise form on the reverse side of the Public Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The Public Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Public Warrants and receive Class A common stock. After the issuance of Class A common stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Private Warrants
The warrants issued by Avalon in a private placement completed in connection with Avalon’s initial public offering, which were assumed in connection with the closing of the Business Combination (such warrants, the “Private Warrants”), are identical to the Public Warrants except that, so long as they are held by an Avalon Sponsor or their permitted transferees (except as otherwise set forth herein), (i) they are not redeemable by us, (ii) they are exercisable on a cashless basis and (iii) prior to the Preferred Stock Conversion Date, the Private Warrants will not receive Series A preferred stock upon exercise of a Private Warrant.
An Avalon Sponsor, or its permitted transferees, has the option to exercise the Private Warrants on a cashless basis and have certain registration rights. Except as described below, the Private Warrants have terms and provisions that are identical to the Public Warrants. If the Private Warrants are held by holders other than an Avalon Sponsor or its permitted transferees, the Private Warrants are redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.
If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her, or its warrants for that number of shares of the Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of the Class A common stock underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) over the exercise price of the warrants by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported sale price of the shares of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to Continental Stock Transfer & Trust Company.
In connection with the Business Combination, the holders of the Private Warrants consented to the amendment to the Private Warrants to waive the right to receive Series A preferred stock upon exercise of a Private Warrant unless such exercise is after the later of (x) 90 days after the Closing Date and (y) 30 days after we have an effective registration statement under the Securities Act with respect to the issuance of shares of Class A common stock and Series A preferred stock upon exercise of the Public Warrants and the Private Warrants.
Description of Securities of Beneficient Company Group, L.L.C and Beneficient Company Holdings, L.P.
The following is a description of (i) the membership interests of Beneficient Company Group, L.L.C (“Ben LLC”), a wholly-owned subsidiary of the Company, and (ii) the common and preferred units of BCH, a non-wholly-owned indirect subsidiary of the Company. This description is not complete and is qualified by reference to the full text of the Second Amended and Restated Limited Liability Company Agreement of Beneficient Company Group, L.L.C. (the “Ben A&R LLCA”) and the Amended and Restated Limited Partnership Agreement of Beneficient Company Holdings, L.P. (the “BCH A&R LPA”) (references to the “BCH A&R LPA” refer to the Amended and Restated Limited Partnership Agreement of BCH currently in effect unless otherwise indicated).
Beneficient Company Group, L.L.C.
Membership Interests. The membership interests in Ben LLC are subdivided into the managing member interests and the non-managing member interests. The managing member interests are held by the Company, as the sole managing member of Ben LLC. The non-managing member interests represent an interest of a non-managing member in Ben LLC. The only non-managing member interests outstanding are the Class A Units (the “Ben LLC Class A Units”), which are held solely by the Company. In connection with the Closing, Ben LLC issued a Ben LLC Class A Unit to the Company for each share of Class A common stock and Class B common stock that was issued by the Company. Ben LLC may issue additional non-managing member interests from time to time. The Company is the sole holder of the outstanding non-managing members interests and entitled to receive any distributions made by Ben LLC, including any distributions upon Ben LLC’s liquidation.
Distributions. The managing member of Ben LLC may authorize distributions by Ben LLC to the holders of non-managing member interests, which, subject to the terms and provisions of any class or series of non-managing member interests subsequently issued by Ben LLC, shall be distributed on a pro rata basis.
Voting. The following is a summary of the vote required by the non-managing members for approval of the matters specified below. Certain matters that require approval may require the approval of the “Outstanding” membership interests, as the term “Outstanding” is defined in the Ben A&R LLCA. In addition, except as expressly provided in the Ben A&R LLCA, non-managing members of Ben LLC shall not have the right to vote on any matter involving Ben LLC.
The non-managing members have no approval right to issue additional units; approve a merger, company sale or dissolution; or the withdrawal or removal of Ben LLC’s managing member. The Ben A&R LLCA may be amended, supplemented, waived or modified by the Company, as Ben LLC’s managing member, without the approval of the non-managing members. However, any amendments that would modify the limited liability of any non-managing member or enlarge the obligations of a non-managing member, or that would materially and adversely affect the rights of any class of membership interests would require the approval of such non-managing members or the holders of not less than a majority of the voting power of the outstanding membership interests of the affected class, as applicable. The non-managing members have no approval right with respect to the transfer of Ben LLC’s managing member interest; provided, that the Ben LLC managing member may not transfer the managing member interest unless (i) the transferee agrees to assume the rights and duties of the managing member, (ii) Ben LLC receives an opinion of counsel that such transfer would not result in the loss of limited liability of any non-managing member, and (iii) such transferee agrees to purchase the general partner or managing member interest held by the Ben LLC managing member, if any, of BCH and the subsidiaries of Ben LLC and BCH.
Liquidation. Any amounts Ben LLC distributes upon the occurrence of Ben LLC’s liquidation will be made, subject to the terms and provisions of any class or series of non-managing member interests subsequently issued by Ben LLC, to the holders of non-managing member interests in accordance with, and to the extent of, the positive balances in their respective capital accounts.
Transfer of Membership Interests. Except as may be provided in an applicable exchange agreement, by and among the Company, Ben LLC and other parties, no holder of a non-managing member interest may transfer any such non-managing member interests without the prior written consent of the Company, as the Managing Member, which consent may be granted or withheld in its sole discretion. Upon the transfer of any non-managing member interests in accordance with the Ben A&R LLCA, the transferee of such non-managing member interests shall be admitted as a non-managing member with respect to the non-managing member interests transferred when such transfer and admission are reflected in the books and records. Each transferee:
•automatically becomes bound by the terms and conditions of the Ben A&R LLCA;
•grants the powers of attorney contained in the Ben A&R LLCA; and
•gives the consents, waivers and approvals contained in the Ben A&R LLCA.
Ben LLC may, at its discretion, treat the nominee holder of membership interests as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.
Membership interests are securities, and any transfers thereof are subject to the laws governing the transfer of securities in addition to the provisions of the Ben A&R LLCA, which prohibit any transfers of non-managing member interests without the consent of the managing member. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted member in the Ben LLC with respect to the transferred membership interests.
Until a membership interest has been transferred on Ben LLC’s books, Ben LLC and any transfer agent may treat the record holder of the membership interest as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.
The Ben A&R LLCA also includes certain additional restrictions on the transfer of the membership interests. No transfer may be made if such transfer would:
•violate the then applicable federal or state securities laws or rules and regulations of the SEC, any state securities commission or any other governmental authority with jurisdiction over such transfer;
•terminate Ben LLC’s existence or qualification under the laws of the State of Delaware; or
•cause Ben LLC to be treated as an association taxable as a corporation or otherwise be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed).
Beneficient Company Holdings, L.P.
The Company’s only cash generating assets consist of the interests it owns, indirectly through Ben LLC, in its non-wholly owned subsidiary, BCH. Therefore, the Company’s cash flow and resulting ability to make distribution to its stockholders is completely dependent on the ability of BCH to make distributions to its partners, including Ben LLC, and the terms and provisions of the BCH A&R LPA. Subject to applicable law and contractual restrictions to which BCH may be subject, the Company controls, as the managing member of Ben LLC, which is the sole general partner of BCH, whether and when BCH makes any distributions. The actual amount of cash that BCH has available for distribution depends on the amount of cash BCH, its subsidiaries and related affiliates generate from their operations. As a result of the Company’s dependence on distributions from BCH, the following is a description of the partnership interests of BCH under the terms of the BCH A&R LPA, as well as the relative priorities of such partnership interests.

Limited Partner Interests in BCH
The limited partner interests in BCH are comprised of five classes designated as BCH Class A Units, BCH Class S Ordinary Units, BCH Class S Preferred Units, BCH FLP Unit Accounts and BCH Preferred Series Unit Account (as such terms are defined below). The BCH FLP Unit Accounts are subdivided into BCH FLP-1 Unit Accounts, BCH FLP-2 Unit Accounts and the BCH FLP-3 Unit Accounts. The BCH Preferred Series Unit Accounts are further subdivided into the BCH Preferred Series A Subclass 0 Unit Accounts (“BCH Preferred A-0 Unit Accounts”), BCH Preferred Series A Subclass 1 Unit Accounts (“BCH Preferred A-1 Unit Accounts”) and the BCH Preferred C-1 Unit Accounts, although the BCH Preferred C-1 Units converted into shares of Class A common stock effective July 10, 2023, and the Ninth Amended and Restated Limited Partnership Agreement of BCH, effective April 18, 2024 (the “BCH Ninth A&R LPA”), removed reference to the BCH Preferred C-1 Unit Accounts. The limited partner interests in BCH are entitled to certain allocations, distributions, preferred returns, conversion and other rights and preferences as set forth in the BCH A&R LPA, which are described in further detail below.
Preferred Returns and Special Allocations
Each of the BCH Preferred A-1 Unit Accounts, BCH Preferred C-1 Unit Accounts (to the extent outstanding) and BCH Class S Preferred Units are entitled to quarterly preferred returns pursuant to the BCH A&R LPA, subject to a limited waiver and deferral of such return for the BCH Preferred A-1 Unit Accounts and the BCH Class S Preferred Units as provided in the BCH A&R LPA. Such limited waiver does not affect or waive any accrued quarterly preferred returns or hypothetical capital account balances. To the extent there is not sufficient income to allocate the quarterly preferred return to the respective capital account for these units, the amount of the quarterly preferred return that is not allocated to the capital account will be allocated to a hypothetical capital account for each holder and will become allocable to the holder’s capital account in the next quarterly period in which there is sufficient income to make such allocation, subject to the limited waiver and deferral of such return and any allocations to the hypothetical capital accounts for the BCH Preferred A-1 Unit Accounts and the BCH Class S Preferred Units. The hypothetical capital account balances are used to calculate the amount of the quarterly preferred return. In addition, holders of the BCH Preferred A-1 Unit Accounts, BCH Preferred C-1 Unit Accounts (to the extent outstanding) and BCH Class S Preferred Units are entitled to receive allocations upon a sale of BCH, or more than 40% of its assets, up to the amount of their hypothetical capital account balances, which increases such holder’s capital account balances upon which distributions are made. As a result, these hypothetical capital account balances represent a significant implicit value to the holders of such partnership interests, and the amount of such hypothetical capital account balances have priority over any distributions that may be made with respect to the BCH Class A Units indirectly held by the Company.
Priority of Distributions
The BCH Class A Units held indirectly by the Company are subject to the preferences to other classes of BCH limited partner interests, including the right to receive any distributions from BCH. These classes of BCH limited partner interests that have priority over the BCH Class A Units are primarily held, directly, or indirectly, by the Company’s officers, directors and existing equityholders. The following summarizes the order of priority of distributions from BCH from operations and from a sale of BCH, or at least 40% of the value of its assets.
Distributions From Operations
The BCH Class A Units held by Ben LLC are only entitled to receive with respect to the operations of BCH discretionary distributions as determined by Ben LLC, as the general partner of BCH.
•Funds available for such discretionary distributions are subject to the prior payment of the following obligations that have priority over such discretionary distributions:
•any required distributions to holder of the BCH FLP-3 Unit Accounts;
•any required tax distributions under the BCH A&R LPA; and
•any redemption of the BCH Preferred A-0 Unit Accounts which may be required by the holders thereof on or after January 1, 2023.
•In addition, such discretionary distributions are subject to certain restrictions and no discretionary distributions, assuming funds are available, may be made until:
•there are no BCH Preferred C-1 Unit Accounts without the consent of a majority in interest of the holders of the BCH Preferred C-1 Unit Accounts, provided, that upon the conversion of the BCH Preferred C-1 Unit Accounts effective July 10, 2023, this limitation is no longer applicable;
•any required guaranteed payment with respect to the BCH Preferred A-0 Unit Accounts have been made; and

•any required distributions to BCH Preferred A-1 Unit Accounts that have been requested pursuant to Section 4.01 of the BCH A&R LPA have been made.
•Any discretionary distributions made shall be in the following order of priority:
•First, pro rata to the holders of the BCH Preferred A-1 Unit Accounts until the amount of such distributions and tax distributions to such holders equals the sum of all unpaid quarterly returns applicable to the BCH Preferred A-1 Unit Accounts;
•Second, pro rata to the holders of any outstanding BCH Preferred C-1 Unit Accounts until the amount of such distributions and tax distributions to such holders equals the sum of all unpaid quarterly returns applicable to the BCH Preferred C-1 Unit Accounts;
•Third, pro rata to the holders of the BCH Class S Preferred Units until the amount of such distributions and tax distributions to such holders equals the sum of all unpaid quarterly returns applicable to the BCH Class S Preferred Units; and
•Thereafter, pro rata to all holders of the limited partner interests in BCH in accordance with their respective positive capital account balances; provided, that without the consent of the executive committee of the Company’s board of directors, such distributions may not result in the amount of liquid assets of BCH being less than the “Minimum Retained Earnings.” The Minimum Retained Earnings is an amount equal to (i) the sum of the hypothetical capital account balances for the BCH Preferred A-1 Unit Accounts, BCH Preferred C-1 Unit Accounts, and BCH Class S Preferred Units; (ii) the sum of all capital contributions made by the BCH Class A Units, plus (iii) the aggregate amount of carrying value adjustments allocated to the limited partner interests.
Distribution of Sales Proceeds
In the event of a sale of BCH, or more than 40% of the assets, the proceeds of such sale shall be distributed in the following order of priority:
•First, pro rata to the holders of the BCH Preferred A-0 Unit Accounts in an amount equal to the positive capital account attributable to the BCH Preferred A-0 Unit Accounts;
•Second, pro rata and pari passu to the holders of (i) the BCH Preferred A-1 Unit Accounts in an amount equal to the positive capital account attributable to the BCH Preferred A-1 Unit Accounts and (ii) any outstanding BCH Preferred C-1 Unit Accounts in an amount equal to the positive capital account attributable to the BCH Preferred C-1 Unit Accounts;
•Third, pro rata to the holders of the BCH Class S Preferred Units in an amount equal to the positive capital account attributable to the BCH Class S Preferred Units; and
•Thereafter, pro rata to the holders of the BCH Class A Units and the BCH Class S Ordinary Units.
BCH Class A Units
The BCH Class A Units are comprised solely of the BCH Class A Units (“BCH Class A Units”). The BCH Class A Units track the Ben LLC Class A Units. BCH shall issue one BCH Class A Unit for each Ben LLC Class A Unit outstanding. The BCH Class A Units track the Ben LLC Class A Units with respect to profit and loss allocations and are subject to being redeemed or cancelled when a corresponding Ben LLC Class A Unit is redeemed or cancelled. Ben LLC owns one hundred percent (100%) of the outstanding BCH Class A Units.
Distributions. Each BCH Class A Unit is entitled to receive discretionary cash distributions to the extent BCH makes discretionary distributions. Funds available for such discretionary distributions are subject to the prior payment of the following obligations that have priority over such discretionary distribution: (i) any required distributions to holders of the BCH FLP-3 Unit Accounts; (ii) any required tax distributions under the BCH A&R LPA; and (iii) any redemption of the BCH Preferred A-0 Unit Accounts which may be required by the holders of the BCH Preferred A-0 Unit Accounts on or after January 1, 2023. In addition, BCH may not make any discretionary distributions without the consent of a majority in interest of the holders of any outstanding BCH Preferred Series C-1 Unit Accounts, provided that upon the conversion of the BCH Preferred C-1 Unit Accounts effective July 10, 2023, this limitation is no longer applicable. Further, no discretionary distributions, assuming funds are available, shall be made until (i) the guaranteed payments to the BCH Preferred A-0 Unit Accounts have been made; and (ii) any required distributions to BCH Preferred A-1 Unit Accounts that have been requested pursuant to Section 4.01 of the BCH A&R LPA have been made.
Discretionary distributions shall first be made to the holders of the BCH Preferred A-1 Unit Accounts, then to the holders of the BCH Preferred C-1 Unit Accounts and then to the holders of the Class S Preferred Units of BCH (the “BCH Class S Preferred Units”) until the amount of such discretionary distributions, and any tax distributions, are equal to their respective unpaid preferred returns, and then to all holders of BCH units, including the BCH Class A Units, pro rata in accordance with their respective positive capital account balances. For additional information, see the section titled “-Priority of Distributions - Distributions from Operations.”
Voting. The BCH Class A Units have no voting rights, except as provided in the BCH A&R LPA as set forth below. Unless BCH has received the affirmative vote or consent of the holders of a majority in interest of the outstanding BCH Class A Units voting as a separate class, BCH cannot adopt any amendment to the BCH A&R LPA that would materially and adversely affect the rights of such class. In addition, the limited partners of BCH shall have the right to vote on any merger, consolidation, combination or conversion of BCH.
Partnership Sale, Liquidation. Upon the occurrence of a Partnership Sale (as defined in the BCH A&R LPA) involving BCH or the liquidation of BCH, the guaranteed payments (described below) to the BCH Preferred A-0 Unit Accounts shall first be paid. The remaining amounts available for distribution will be made to BCH limited partners in accordance with their respective capital account balances in the order of priority as set forth in the BCH A&R LPA. For additional information, see the section titled “ - Priority of Distributions - Distribution of Sales Proceeds.” The holders of certain outstanding BCH units that have priority as to the BCH Class A Units will be specially allocated items of gross income and gain in a manner designed to achieve, in the event of any Partnership Sale or liquidation, a capital account balance equal to such class’s preferred or designated return.
BCH Class S Units
The Class S Units of BCH (the “BCH Class S Units”) are subdivided into the Class S Ordinary Units (the “BCH Class S Ordinary Units”) and the BCH Class S Preferred Units.
BCH Class S Ordinary Units
Distributions. Each BCH Class S Ordinary Unit is entitled to receive discretionary cash distributions to the extent BCH makes discretionary distributions; provided, that BCH may not make any discretionary distributions without the consent of a majority in interest of the holders of any outstanding BCH Preferred Series C-1 Unit Accounts, provided further, that upon the conversion of the BCH Preferred C-1 Unit Accounts effective July 10, 2023, this limitation is no longer applicable. Further, no discretionary distributions shall be made until (i) the guaranteed payments to the BCH Preferred A-0 Unit Accounts have been made; (ii) any required distributions to holders of the BCH FLP-3 Unit Accounts have been made; (iii) any required tax distributions under the BCH A&R LPA have been made; and (iv) any redemption of the BCH Preferred A-0 Unit Accounts which may be required by the holders of the BCH Preferred A-0 Unit Accounts on or after January 1, 2023 have been completed.
Discretionary distributions shall first be made to the holders of the BCH Preferred A-1 Unit Accounts, then to the holders of any outstanding BCH Preferred C-1 Unit Accounts and then to the holders of the BCH Class S Preferred Units until the amount of such discretionary distributions, and any tax distributions, are equal to their respective unpaid preferred returns, and then to the holders of BCH units, including the BCH Class S Ordinary Units, pro rata in accordance with their respective positive capital account balances. For additional information, see the section titled “ - Priority of Distributions - Distribution from Operations.”
Issuance of Additional BCH Class S Units. Following certain allocations of income to the BCH Class S Units, the capital account balance associated with such BCH Class S Units shall be reduced by the amount so allocated and, in exchange, the holder shall be issued an equal number of BCH Class S Ordinary Units and BCH Class S Preferred Units equal to the amount of the reduction in the capital account divided by a price, which we refer to as the unit price, equal to the closing price of Class A common stock on the primary exchange on which the shares of Class A common stock are listed on the date of such exchange or, if Class A common stock is not listed on a national securities exchange, the closing price on the date of such exchange as quoted on the automated quotation system on which Class A common stock is quoted. Such provisions result in the holders of the BCH Class S Ordinary Units and BCH Class S Preferred Units receiving additional limited partner interests in BCH as a result of the allocation of income of BCH while retaining the BCH Class S Units.
Redemption, Conversion or Exchange. BCH Class S Ordinary Units may be exchanged, in accordance with the terms of the BCH A&R LPA and an exchange agreement to be executed by and among the Company, BCH and others, on a one-for-one basis, for Class A common stock upon election of a holder of BCH Class S Ordinary Units. Upon such election, each BCH Class S Ordinary Unit shall be exchanged for one share of Class A common stock, each exchanged BCH Class S Ordinary Unit will then be cancelled, and BCH shall issue to Ben LLC a BCH Class A Unit for each BCH Class S Ordinary Unit that is exchanged.
Voting. The BCH Class S Ordinary Units have no voting rights, except as provided in the BCH A&R LPA as set forth below. Unless BCH has received the affirmative vote or consent of the holders of a majority in interest of the outstanding BCH Class S Units, or the BCH Class S Ordinary Units or BCH Class S Preferred Units, as applicable, voting as a separate class, BCH cannot adopt any amendment to the BCH A&R LPA that would materially and adversely affect the rights of such class or subclass, as applicable. In addition, the limited partners of BCH shall have the right to vote on any merger, consolidation, combination or conversion of BCH.
Partnership Sale, Dissolution. Upon the occurrence of a Partnership Sale involving BCH or the liquidation of BCH, the guaranteed payments to the BCH Preferred A-0 Unit Accounts shall first be paid. The remaining amounts available for distribution will be made to BCH limited partners in accordance with their respective capital account balances in the order of priority as set forth in the BCH A&R LPA. For additional information, see the section titled “ - Priority of Distributions - Distribution of Sale Proceeds.” The holders of certain outstanding BCH units that have priority as to the BCH Class S Ordinary Units will be specially allocated items of gross income and gain in a manner designed to achieve, in the event of any Partnership Sale or liquidation, a capital account balance equal to such class’s preferred or designated return.
BCH Class S Preferred Units
Distributions. Each BCH Class S Preferred Unit is entitled to receive discretionary cash distributions to the extent BCH makes discretionary distributions; provided, that BCH may not make any discretionary distributions without the consent of a majority in interest of the holders of the BCH Preferred Series C-1 Unit Accounts, provided, further, that upon the conversion of the BCH Preferred C-1 Unit Accounts effective July 10, 2023, this limitation is no longer applicable. Further, no discretionary distributions shall be made until (i) the guaranteed payments to the BCH Preferred A-0 Unit Accounts have been made; (ii) any required distributions to holders of the BCH FLP-3 Unit Accounts have been made; (iii) any required tax distributions under the BCH A&R LPA have been made; and (iv) any redemption of the BCH Preferred A-0 Unit Accounts which may be required by the holders of the BCH Preferred A-0 Unit Accounts on or after January 1, 2023 have been completed.
Discretionary distributions shall first be made to the holders of the BCH Preferred A-1 Unit Accounts and then to the holders of any outstanding BCH Preferred C-1 Unit Accounts until the amount of such discretionary distributions, and any tax distributions, are equal to their respective unpaid preferred return. Discretionary distributions shall then be made to the holders of the BCH Class S Preferred Units until the amount of such discretionary distributions, and any tax distributions, are equal to their total unpaid preferred return. Thereafter, discretionary distributions shall be made to the holders of BCH units pro rata in accordance with their respective positive capital account balances. For additional information, see the section titled “ - Priority of Distributions - Distributions from Operations.”
Preferred Return and Special Allocations. The BCH Class S Preferred Units are entitled to a quarterly preferred return (the “Quarterly Class S Preferred Unit Return”) equal to the hypothetical capital account balance of such BCH Class S Preferred Unit, multiplied by a rate, which we refer to as the base rate. Under the BCH A&R LPA, the base rate is the most recent 90-Day Average Secured Overnight Financing Rate as published by the Federal Reserve Bank of New York prior to each fiscal quarter plus 0.5% (2.0% per annum); provided, that the BCH Class S Preferred Unit preferred rate shall be waived and shall not accrue during the period from the effective date of the Eighth Amended and Restated Limited Partnership Agreement of BCH (“BCH Eighth A&R LPA”) until December 31, 2024, except to the extent of allocations of income to the holders of the BCH Class S Preferred Units. In connection with the consummation of the Business Combination, the holders of the BCH Class S Preferred Units agreed to significantly reduce the BCH Class S Preferred Unit return rate and also agreed to waive and defer the accrual of the preferred return as described above. In addition, until January 1, 2025, the hypothetical Class S Preferred Unit capital account will only be increased to the extent there are allocations of income during such period. The agreement to waive and not accrue the Quarterly Class S Preferred Unit Return from the effective date of the BCH Eighth A&R LPA until December 31, 2024, which remained under the terms of the BCH Ninth A&R LPA, does not affect or waive any Quarterly Class S Preferred Unit Returns or hypothetical BCH Class S Preferred Unit Accounts capital account already accrued as of the effective date.
Subject to the limited waiver and deferral of the preferred return as provided in the BCH A&R LP, (i) to the extent there is sufficient income, the BCH Class S Preferred quarterly return is allocated to the capital accounts of the holders of the BCH Class S Preferred Units, and (ii) to the extent there is not sufficient income, the portion of the quarterly preferred return that is not allocated to the capital account is allocated to the hypothetical Class S Preferred Units capital account and would become allocable to the holder’s capital account in the next quarterly period in which there is sufficient income to make such allocation (with respect to the aggregate amounts so accrued as of any given date, such amount, the “Accrued Quarterly Class Preferred Unit Return”).
Holders of the BCH Class S Preferred Units are entitled to receive, following the allocation of certain excluded amounts pursuant to Section 5.04(a)(viii) of the BCH A&R LPA and certain other required allocations pursuant to Section 5.04(f) of the BCH A&R LPA, allocations until the Quarterly Class S Preferred Unit Return and any Accrued Quarterly Class S Preferred Unit Return have been allocated. The hypothetical BCH Class S Preferred Unit capital account is used for purposes of calculating the Quarterly Class S Preferred Unit Return and, as a result, increases in the hypothetical BCH Class S Preferred Unit capital account result in increased returns in the future. Holders of the BCH Class S Preferred Units are also entitled to receive allocations of sale proceeds of BCH in an amount up to their hypothetical BCH Class S Preferred Unit capital account, thereby increasing such holder’s BCH Class S Preferred Unit capital account and resulting distributions. As a result, the hypothetical BCH Class S Preferred Unit capital account balance represents a significant implicit value to any holder of the BCH Class S Preferred Units.
Issuance of Additional BCH Class S Units. Following certain allocations of income to the BCH Class S Units, the capital account balance associated with such BCH Class S Units shall be reduced by the amount so allocated and, in exchange, the holder shall be issued an equal number of BCH Class S Ordinary Units and BCH Class S Preferred Units necessary to provide such holder with an additional number of units that, in the aggregate, equal the amount of the reduction in the capital account divided by the unit price on the date of such exchange. On a quarterly basis, the capital account balance associated with the BCH Class S Preferred Units of each holder of such units shall be reduced by the amount of the profit allocated to such holder during such quarter pursuant to the BCH A&R LPA. In exchange, such holder shall be issued the number of BCH Class S Preferred Units equal to the amount of the reduction in the capital account balance divided by the unit price on the date of such exchange. Such provisions result in the holders of the BCH Class S Preferred Units receiving additional limited partner interests in BCH as a result of allocations of income of BCH while retaining the BCH Class S Units.
Redemption, Conversion or Exchange. BCH Class S Preferred Units may be converted into BCH Class S Ordinary Units on a quarterly basis upon election of the holder. The holder will receive 1.0 BCH Class S Ordinary Unit for every 1.2 BCH Class S Preferred Unit. Each converted BCH Class S Preferred Unit will be cancelled. The BCH Class S Ordinary Units issued upon such conversion may be contemporaneously exchanged for shares of Class A common stock.
Voting. The BCH Class S Preferred Units have no voting rights, except as provided in the BCH A&R LPA as set forth below. Unless BCH has received the affirmative vote or consent of the holders of a majority in interest of the outstanding BCH Class S Units, or the BCH Class S Ordinary Units or the BCH Class S Preferred Units, as applicable, voting as a separate class, BCH cannot adopt any amendment to the BCH A&R LPA that would materially and adversely affect the rights of such class or subclass, as applicable. In addition, the limited partners of BCH shall have the right to vote on any merger, consolidation, combination or conversion of BCH.
Partnership Sale, Dissolution. Upon the occurrence of a Partnership Sale involving BCH or the liquidation of BCH, the guaranteed payments to the BCH Preferred A-0 Unit Accounts shall first be paid. The remaining amounts available for distribution will be made to BCH limited partners in accordance with their respective capital account balances in the order of priority as set forth in the BCH A&R LPA. For additional information, see the section titled “ - Priority of Distributions - Distribution of Sale Proceeds.” The holders of certain outstanding BCH units that have priority as to the BCH Class S Preferred Units, as well as the holders of the BCH Class S Preferred Units, will be specially allocated items of gross income and gain in a manner designed to achieve, in the event of any Partnership Sale or liquidation, a capital account balance equal to such class’s preferred or designated return.
BCH FLP Unit Accounts
Certain members of our management team and our founders have retained certain profits interests and revenue and profit participations, which we collectively refer to as retained interests, that are represented by the BCH FLP Unit Accounts of BCH. The BCH FLP Unit Accounts are subdivided into BCH FLP-1 Unit Accounts, BCH FLP-2 Unit Accounts and BCH FLP-3 Unit Accounts. As of the date of this Annual Report on Form 10-K, BHI, which is owned by the Highland Business Trust, of which Brad Heppner, the Company’s chief executive officer and chairman of the board is the trustee, and Mr. Heppner and his family are the beneficiaries, which owns a majority of the BCH Class S Units, BCH Preferred A-0 Unit Accounts and BCH Preferred A-1 Unit Accounts, held 100% of the BCH FLP-1 Unit Accounts and 100% of the BCH FLP-3 Unit Accounts and Beneficient Management Partners, L.P. (“BMP”) held 100% of the BCH FLP-2 Unit Accounts.
BCH FLP-1 Unit Accounts
Distributions. Each BCH FLP-1 Unit Account is entitled to receive discretionary cash distributions to the extent BCH makes discretionary distributions; provided, that BCH may not make any discretionary distributions without the consent of a majority in interest of the holders of the BCH Preferred Series C-1 Unit Accounts, provided, further, that upon the conversion of the BCH Preferred C-1 Unit Accounts effective July 10, 2023, this limitation is no longer applicable. Further, no discretionary distributions shall be made until (i) the guaranteed payments to the BCH Preferred A-0 Unit Accounts have been made; (ii) any required distributions to holders of the BCH FLP-3 Unit Accounts have been made; (iii) any required tax distributions under the BCH A&R LPA have been made; and (iv) any redemption of the BCH Preferred A-0 Unit Accounts which may be required by the holders of the BCH Preferred A-0 Unit Accounts on or after January 1, 2023 have been completed.
Discretionary distributions shall first be made to the holders of the BCH Preferred A-1 Unit Accounts, then to the holders of any outstanding BCH Preferred C-1 Unit Accounts and then to the holders of the BCH Class S Preferred Units until the amount of such discretionary distributions, and any tax distributions, are equal to their respective unpaid preferred returns, and then to all holders of BCH units, including the BCH FLP-1 Unit Accounts, pro rata in accordance with their respective positive capital account balances. For additional information, see the section titled “ - Priority of Distributions - Distributions from Operations.”
Special Allocations, Issuances of Additional BCH Class S Units. In the event of an upward adjustment of the carrying value of any BCH assets and an allocation of the book difference allocation amount (approximately fifteen percent (15%) of the then outstanding capital account balances of the outstanding BCH Class A Units and the BCH Class S Units) among the BCH FLP-1 Unit Accounts and the BCH FLP-2 Unit Accounts, the capital account balance associated with each BCH FLP-1 Unit Account and BCH FLP-2 Unit Account shall be reduced by such allocation. In exchange for such reduction, each holder of the BCH FLP-1 Unit Accounts and the BCH FLP-2 Unit Accounts shall be issued the number of BCH Class S Ordinary Units equal to the amount of the reduction in the capital account balance divided by the unit price on the date of such exchange. Such provision results in BHI, which is owned by the Highland Business Trust, of which Mr. Heppner is the trustee, and Mr. Heppner and his family are the beneficiaries, as the holder of the BCH FLP-1 Unit Accounts and BMP, as the holder of the BCH FLP-2 Unit Accounts, receiving additional limited partner interests in BCH as a result of any upward adjustment of the carrying value of the assets of BCH while retaining such BCH FLP-1 Units and BCH FLP-2 Units. As a result of the consummation of the Business Combination, an adjustment to the carrying value of BCH’s assets of approximately $321.9 million occurred. Pursuant to the BCH A&R LPA, approximately 402,383 Class S Ordinary Units would be issuable as a result of the carrying value adjustment. However, due to the Company’s Compensation Policy, unless waived or amended, the number of Class S Ordinary Units that may be issued will be restricted. Additionally, subsequent to the Business Combination and through the date of Beneficient’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024, additional carrying value adjustments occurred, and approximately 260,000 BCH Class S Ordinary Units would be issuable as a result of such carrying value adjustments, subject to the Compensation Policy. As of the date of the Annual Report on Form 10-K, there has been no allocation of such carrying value adjustments among the holders of the FLP-1 Unit Accounts and the FLP-2 Unit Accounts, and no issuance of any BCH Class S Ordinary Units as a result of such adjustments.
In addition to the carrying value adjustment relating to the consummation of the Business Combination, the carrying value will also be adjusted in the future upon the occurrence of certain events such as the acquisition of additional limited partner interests for more than a de minimis capital contribution. These events, and the resulting carrying value adjustments, are likely to occur. As a result, additional Class S Ordinary Units will be issuable to the holders of the BCH FLP-1 Unit Accounts and BCH FLP-2 Unit Accounts in the future in an amount that will be equal to approximately fifteen percent (15%) of the then outstanding capital account balances of the outstanding BCH Class A Units and BCH Class S Units.
The BCH FLP-1 Unit Accounts and the BCH FLP-2 Unit Accounts also receive certain allocations, including a special allocation to the retained interests, that result in the issuance of additional BCH Class S Ordinary Units and BCH Class S Preferred Units to the holders of such BCH FLP Unit Accounts. In addition to preferred allocations to BCH FLP-1 Unit Accounts upon a Partnership Sale (as defined in the BCH A&R LPA) with respect to BCH, the BCH FLP-1 Unit Accounts (receiving 50.5%) and the BCH FLP-2 Unit Accounts (receiving 49.5%) shall be allocated (i) fifteen percent (15%) of the profits and losses from financing activities of BCH and its subsidiaries and (ii) an amount equal to the lesser of (A) fifty percent (50%) of the revenues of BCH and its tax pass-through subsidiaries, excluding financing activities revenues, and (B) that amount of revenues that will cause the profit margin (as defined in the BCH A&R LPA) to equal twenty percent (20%). After any such allocations, other allocations of profits and losses excluding such special allocations, and allocations of sales proceeds, if a capital account balance associated with a BCH FLP-1 Unit Account or BCH FLP-2 Unit Account is positive, such capital account balance shall be reduced to zero and, in exchange, the holder of such BCH FLP Unit Account shall be issued an equal number of BCH Class S Ordinary Units and BCH Class S Preferred Units necessary to provide such holder with an additional number of units that, in the aggregate, equal the amount of the reduction in the capital account divided by the unit price on the date of such exchange. The allocation provisions may result in positive allocations, and the issuance of additional Class S Units, to the holders of the BCH FLP-1 Unit Accounts and BCH FLP-2 Unit Accounts when the Company is not profitable on a consolidated basis and/or when BCH is not profitable on an unconsolidated basis. Such BCH Class S Units that are issued may not be disposed of by any holder before April 1 of the following year. If the calculation of such allocations on a quarterly basis rather than an annual basis results in an excess allocation to the BCH FLP-1 Unit Accounts and the BCH FLP-2 Unit Accounts, then an equal number of issued BCH Class S Ordinary Units and BCH Class S Preferred Units having a value equal to such excess allocation shall be cancelled on or before March 31 of the following year.
Voting. Without the consent of the limited partners holding a majority of the BCH FLP Unit Accounts, voting as a single class, and, to the extent effecting the BCH FLP-3 Unit Accounts, the consent of the holders of a majority of the BCH FLP-3 Unit Accounts, BCH may not sell, modify the economic rights of, or pledge any interests in any subsidiary in a manner that adversely affects certain special allocations to the BCH FLP Units described above and the special allocations with respect to the BCH FLP-3Unit Accounts described below.
In addition, without the consent of the limited partners holding a majority of the BCH FLP Unit Accounts, voting as a single class, and, to the extent affecting the BCH FLP-3 Unit Accounts, the consent of the holders of a majority of the BCH FLP-3

Unit Accounts, BCH may not take any action or participate in any transaction that would cause BCH to hold, directly or indirectly, less than 100% of the economic interest in The Pen Indemnity Insurance Company, L.P., its subsidiaries and its general partner.
Except for the foregoing required approvals and as provided in the BCH A&R LPA as set forth below, the BCH FLP Unit Accounts have no voting rights. Unless BCH has received the affirmative vote or consent of the holders of a majority in interest of the outstanding BCH FLP Unit Accounts, or the BCH FLP-2 Unit Accounts, BCH FLP-2 Unit Accounts, or BCH FLP-3 Unit Accounts as applicable, voting as a separate class, BCH cannot adopt any amendment to the BCH A&R LPA that would materially and adversely affect the rights of such class or subclass, as applicable. In addition, the limited partners of BCH shall have the right to vote on any merger, consolidation, combination or conversion of BCH.
Partnership Sale, Dissolution. The BCH FLP Unit Accounts do not receive distributions upon a Partnership Sale or dissolution. However, prior to any such distribution, the capital account balances of the BCH FLP-1 Unit Accounts and the BCH FLP-2 Unit Accounts will be reduced to zero and the capital account balances of the BCH FLP-1 Unit Accounts and the BCH FLP-2 Unit Accounts will be converted into BCH Class S Ordinary and BCH Class S Preferred Units prior to any such distributions.
BCH FLP-2 Unit Accounts
Distributions. Each BCH FLP-2 Unit Account is entitled to receive discretionary cash distributions to the extent BCH makes discretionary distributions; provided, that, BCH may not make any discretionary distributions without the consent of a majority in interest of the holders of the BCH Preferred Series C-1 Unit Accounts, provided, further, that upon the conversion of the BCH Preferred C-1 Unit Accounts effective July 10, 2023, this limitation is no longer applicable. Further, no discretionary distributions shall be made until (i) the guaranteed payments to the BCH Preferred A-0 Unit Accounts have been made; (ii) any required distributions to holders of the BCH FLP-3 Unit Accounts have been made; (iii) any required tax distributions under the BCH A&R LPA have been made; and (iv) any redemption of the BCH Preferred A-0 Unit Accounts which may be required by the holders of the BCH Preferred A-0 Unit Accounts on or after January 1, 2023 have been completed.
Discretionary distributions shall first be made to the holders of the BCH Preferred A-1 Unit Accounts, then to the holders of any outstanding BCH Preferred C-1 Unit Accounts and then to the holders of the BCH Class S Preferred Units until the amount of such discretionary distributions, and any tax distributions, are equal to their respective unpaid preferred returns, and then to all holders of BCH units, including the BCH FLP-2 Unit Accounts, pro rata in accordance with their respective positive capital account balances. For additional information, see the section titled “-Priority of Distributions - Distributions from Operations.”
Special Allocations, Issuances of Additional BCH Class S Units. For additional information, see the section titled “BCH FLP-2 Unit Accounts - Special Allocations, Issuances of Additional BCH Class S Unit” for a discussion of the special allocations to, and conversion of, the BCH FLP-2 Unit Accounts into BCH Class S Units.
Voting. For additional information, see the section titled “BCH FLP-1 Unit Accounts - Voting” for a discussion of the approval and voting rights of the BCH FLP Unit Accounts.
Partnership Sale, Dissolution. For additional information, see the section titled “BCH FLP-1 Unit Accounts - Partnership Sale, Dissolution” for a discussion of the rights of the BCH FLP Unit Accounts upon a Partnership Sale or dissolution.
BCH FLP-3 Unit Accounts
Special Allocations, Distributions. The BCH FLP-3 Unit Accounts shall be allocated, on a pro rata basis each fiscal quarter, five percent (5%) of the profits and losses from financing activities of BCH and its subsidiaries, with certain exceptions; provided that the amount allocated for any fiscal quarter shall not exceed 10% of the average annualized stated interest of the quarterly average of new loans made by subsidiaries of Beneficient, including Beneficient Fiduciary Financial, L.L.C, to customized trust vehicles that we implement for our customers and through which we provide our customers liquidity for their alternative assets to finance liquidity transactions (the “ExAlt Loans”) issued during the twelve (12) quarters immediately preceding such fiscal quarter. If at the end of each fiscal year the capital account balance of any BCH Subclass 3 Unit Account is positive, BCH shall distribute to the holder of such BCH FLP-3 Unit Account cash in an amount equal to the capital account balance of such applicable BCH FLP-3 Unit Account, and such capital account will be reduced to zero. The allocation provisions may result in positive allocations, and additional distributions, to the holders of the BCH FLP-3 Unit Accounts when the Company is not profitable on a consolidated basis and/or when BCH is not profitable on an unconsolidated basis.
In addition to the foregoing special allocations and distributions, each BCH FLP-3 Unit Account is entitled to receive discretionary cash distributions to the extent BCH makes discretionary distributions; provided, that, BCH may not make any discretionary distributions without the consent of a majority in interest of the holders of the BCH Preferred Series C-1 Unit

Accounts, provided, further, that upon the conversion of the BCH Preferred C-1 Unit Accounts effective July 10, 2023, this limitation is no longer applicable. Further, no discretionary distributions shall be made until (i) the guaranteed payments to the BCH Preferred A-0 Unit Accounts have been made, (ii) any required distributions to holders of the BCH FLP-3 Unit Accounts have been made; (iii) any required tax distributions under the BCH A&R LPA have been made; and (iv) any redemption of the BCH Preferred A-0 Unit Accounts which may be required by the holders of the BCH Preferred A-0 Unit Accounts on or after January 1, 2023 have been completed.
Discretionary distributions shall first be made to the holders of the BCH Preferred A-1 Unit Accounts, then to the holders of any outstanding BCH Preferred C-1 Unit Accounts, and then to the holders of the BCH Class S Preferred Units until the amount of such discretionary distributions, and any tax distributions, are equal to of their respective unpaid preferred returns, and then to all holders of BCH units, including the BCH FLP-3 Unit Accounts, pro rata in accordance with their respective positive capital account balances. For additional information, see the section titled “-Priority of Distributions - Distributions from Operations.”
Redemption, Conversion or Exchange. The BCH FLP-3 Unit Accounts are not subject to any redemption, conversion or exchange.
Voting. For additional information, see the section titled “BCH FLP-1 Unit Accounts - Voting” for a discussion of the approval and voting rights of the BCH FLP Unit Accounts.
Partnership Sale, Dissolution. The BCH FLP-3 Unit Accounts do not receive distributions in connection with a Partnership Sale or dissolution. However, prior to any distribution of sales proceeds from a Partnership Sale, the holder of the BCH FLP-3 Unit Accounts will be entitled to receive any distributions that are payable as described above.
BCH Preferred Series A Unit Accounts
The Preferred Series A Unit Accounts of BCH (the “BCH Preferred A Unit Accounts”) are subdivided into the BCH Preferred A-0 Unit Accounts and the BCH Preferred A-1 Unit Accounts. Approximately $193,860,223 of BCH Preferred A-1 Unit Accounts were converted and exchanged for shares of Class A common stock and Class B common stock in connection with the Business Combination. A significant percentage of the BCH Preferred A-0 Unit Accounts and the BCH Preferred A-1 Unit Accounts are held by BHI, which is owned by the Highland Business Trust, of which Mr. Heppner is the trustee, and Mr. Heppner and his family are the beneficiaries.
BCH Preferred A-0 Unit Accounts
Distributions. Each BCH Preferred A-0 Unit Account is entitled to receive, on a quarterly basis, a guaranteed payment in an amount equal to the (i) the product of (1) the then current capital account balance of such BCH Preferred A-0 Unit Account, multiplied by (2) 1.5% (or 6.0% per annum), plus (ii) any previously due but unpaid guaranteed payments owing to the holder of such BCH Preferred A-0 Unit Account. BCH’s obligation to make such guaranteed payment is not subject to available cash and has priority over all other distributions made by BCH. The guaranteed payments are not made payable in connection with an allocation of income but are a required cash payment recorded as an expense for BCH. On December 1, 2021, BHI and the other holders of the BCH Preferred A-0 Unit Accounts entered into an agreement to defer the delivery of guaranteed payments until August 31, 2023; provided that, the right to such deferred guaranteed payments continue to accrue on a quarterly basis and that guaranteed payments may be made prior to August 31, 2023 if the Audit Committee of the general partner of BCG determines that making such payment, in part or in full, would not cause the Company to incur a going concern.
In addition to the guaranteed payments, each BCH Preferred A-0 Unit Account is entitled to receive discretionary cash distributions to the extent BCH makes discretionary distributions; provided, that, BCH may not make any discretionary distributions without the consent of a majority in interest of the holders of the BCH Preferred Series C-1 Unit Accounts, provided, further, that upon the conversion of the BCH Preferred C-1 Unit Accounts effective July 10, 2023. Further, no discretionary distributions shall be made until (i) the guaranteed payments to the BCH Preferred A-0 Unit Accounts have been made, (ii) any required distributions to holders of the BCH FLP-3 Unit Accounts have been made; (iii) any required tax distributions under the BCH A&R LPA have been made; and (iv) any redemption of the BCH Preferred A-0 Unit Accounts which may be required by the holders of the BCH Preferred A-0 Unit Accounts on or after January 1, 2023 have been completed.
Discretionary distributions shall first be made to the holders of the BCH Preferred A-1 Unit Accounts, then to the holders of any outstanding BCH Preferred C-1 Unit Accounts and then to the holders of the BCH Class S Preferred Units until the amount of such discretionary distributions, and any tax distributions, are equal to their respective unpaid preferred returns, and then to all holders of BCH units, including the BCH Preferred A-0 Unit Accounts, pro rata in accordance with their respective positive capital account balances. For additional information, see the section titled “ - Priority of Distributions - Distributions from Operations.”

Redemption, Conversion or Exchange. At any time on or after January 1, 2023, the capital account balance of BCH Preferred A-0 Unit Accounts may be converted into BCH Class S Ordinary Units at the election of the holder. Upon conversion, the holder shall be issued BCH Class S Ordinary Units in an amount equal to the capital account balance associated with the BCH Preferred A-0 Unit Accounts being converted divided by a price equal to the average of (i) $840.00, and (ii) the volume-weighted average closing price of Class A common stock for the twenty (20) days preceding the applicable exchange date; provided, that from the effectiveness of the BCH A&R LPA through December 31, 2027, such conversion price shall not be less than $840.00. Such provision results in the holders of the BCH Preferred A-0 Unit Accounts receiving additional limited partner interests in BCH while retaining the BCH Preferred A-0 Unit Accounts.
In addition, at any time on or after January 1, 2023, a holder of BCH Preferred A-0 Unit Accounts may elect to convert, on a quarterly basis, an amount of BCH Preferred A-1 Unit Accounts with a capital account balance up to 12.5% of such holder’s initial capital account balance of the BCH Preferred A-0 Unit Accounts into BCH Preferred A-1 Unit Accounts, provided that in no event shall a holder convert an amount of their BCH Preferred A-1 Unit Accounts, on an aggregate basis, in excess of fifty percent (50%) of the initial capital account balance of such holder’s BCH Preferred A-0 Unit Accounts.
At any time on or after January 1, 2023, holders of BCH Preferred A-0 Unit Accounts may elect, on a quarterly basis, to redeem an amount of BCH Preferred A-0 Unit Accounts with a capital account balance up to 12.5% of such holder’s capital account balance of the BCH Preferred A-0 Unit Accounts; provided that no holder may require the redemption of more than 50% of the capital account balance of the BCH Preferred A-0 Unit Accounts. To the extent there is not sufficient BCH Available Redeeming Cash (as defined in the BCH A&R LPA) to redeem all applicable BCH Preferred A-0 Unit Accounts, BCH shall continue to redeem such BCH Preferred A-0 Unit Accounts on a quarterly basis until all applicable unit accounts have been redeemed.
Voting. Without the consent of the limited partners holding a majority of the BCH Preferred Series A Units (i) neither BCH nor its subsidiaries shall issue any equity securities or incur or issue any indebtedness that, in any such case, is senior to, or pari passu, with any right of distribution, redemption, or other payment to the Preferred Series A Units, (ii) prior to the conversion of all BCH Preferred Series A Units, BCH may not incur additional long-term indebtedness unless (a) after giving effect to the incurrence of such additional indebtedness, the sum of such additional indebtedness and all other existing indebtedness would not exceed 55% of the net asset value of BCH’s alternative asset financing portfolio plus all cash on hand at the Company, BCH and its subsidiaries, and (b) at the time of incurrence, the aggregate balance of BCH’s (including controlled subsidiaries) indebtedness plus such additional indebtedness does not exceed 40% of the net asset value of the collateral underlying the loan portfolio of BCH and its subsidiaries plus cash on hand at the Company, BCH and its subsidiaries, and (iii) BCH shall not, except as permitted in the BCH A&R LPA, redeem any other class or series of equity securities until the holders of the BCH Preferred Series A Units have been paid or redeemed an amount based upon their capital account balances, as adjusted pursuant to the BCH A&R LPA.
Except for the foregoing required approvals and as provided in the BCH A&R LPA as set forth below, the BCH Preferred Series A Units have no voting rights. Unless BCH has received the affirmative vote or consent of the holders of a majority in interest of the outstanding BCH Preferred Series A Units, or the BCH Preferred A-0 Unit Accounts or BCH Preferred A-1 Unit Accounts, as applicable, voting as a separate class, BCH cannot adopt any amendment to the BCH A&R LPA that would materially and adversely affect the rights of such class or subclass, as applicable. In addition, the limited partners of BCH shall have the right to vote on any merger, consolidation, combination or conversion of BCH.
Partnership Sale, Dissolution. Upon the occurrence of a Partnership Sale involving BCH or the liquidation of BCH, the guaranteed payments to the BCH Preferred A-0 Unit Accounts shall first be paid. The remaining amounts available for distribution will be made to BCH limited partners in accordance with their respective capital account balances. Distributions shall be made in the order of priority as set forth in the BCH A&R LPA, with the BCH Preferred A-0 Unit Accounts having the senior priority. For additional information, see the section titled “ - Priority of Distributions - Distribution of Sale Proceeds.” The holders of the BCH Preferred A-0 Unit Accounts will be specially allocated items of gross income and gain in a manner designed to achieve, in the event of any Partnership Sale or liquidation, a capital account balance equal to the BCH Preferred A-0 Unit Accounts’ preferred or designated return.
BCH Preferred A-1 Unit Accounts
Distributions. From and after April 1, 2023, to the extent there is an allocation of profits from operations to the BCH Preferred A-1 Unit Accounts in an amount equal to the quarterly preferred return during any quarter, BHI may make a request for a distribution in the amount of such allocation, subject to available cash and to the guaranteed payment to the BCH Preferred A-0 Unit Accounts.
In addition to the foregoing, each BCH Preferred A-1 Unit Account is entitled to receive discretionary cash distributions to the extent BCH makes discretionary distributions; provided, that, BCH may not make any discretionary distributions without the consent of a majority in interest of the holders of the BCH Preferred Series C-1 Unit Accounts, provided, further, that upon the conversion of the BCH Preferred C-1 Unit Accounts effective July 10, 2023, this limitation is no longer applicable.

Further, no discretionary distributions shall be made until (i) the guaranteed payments to the BCH Preferred A-0 Unit Accounts have been made; (ii) any required distributions to holders of the BCH FLP-3 Unit Accounts have been made; (iii) any required tax distributions under the BCH A&R LPA have been made; and (iv) any redemption of the BCH Preferred A-0 Unit Accounts which may be required by the holders of the BCH Preferred A-0 Unit Accounts on or after January 1, 2023 have been completed. Discretionary distributions shall first be made to the holders of the BCH Preferred A-1 Unit Accounts, until the amount of such discretionary distributions, and any tax distributions, are equal to the BCH Preferred A-1 Unit Accounts’ unpaid preferred returns. Discretionary distributions shall then be made to the holders of any outstanding BCH Preferred C-1 Unit Accounts and then to the holders of the BCH Class S Preferred Units until the amount of such discretionary distributions, and any tax distributions, are equal to their respective unpaid preferred returns.
Thereafter, discretionary distributions shall be made to the holders of BCH units pro rata in accordance with their respective positive capital account balances. For additional information, see the section titled “Priority of Distributions - Distributions from Operations.”
Preferred Return and Special Allocation
The BCH Preferred A-1 Unit Accounts are entitled to a quarterly preferred return ( the “Quarterly Preferred Series A-1 Return”) equal to the hypothetical capital account balance of such BCH Preferred A-1 Unit Accounts, multiplied by the base rate; provided, that the BCH Preferred A-1 Unit Accounts preferred rate shall be waived and shall not accrue during the period from the effective date of the BCH Eighth A&R LPA until December 31, 2024, except to the extent of allocations of income to the holders of the BCH Preferred A-1 Unit Accounts, in which event distributions may be requested by the holders of the BCH Preferred A-1 Unit Accounts, and if not requested, such amounts shall be accrued. In connection with the consummation of the Business Combination, the holders of the BCH Preferred A-1 Unit Accounts agreed to significantly reduce the BCH Preferred A-1 Unit Accounts return rate and also agreed to waive and defer the accrual of the preferred return as described above. In addition, until January 1, 2025, the hypothetical BCH Preferred A-1 Unit Accounts capital account will only be increased to the extent there are allocations of income during such period. The agreement to waive and not accrue the Quarterly Preferred Series A-1 Return from the effective date of the BCH Eighth A&R LPA until December 31, 2024, which remained under the terms of the BCH Ninth A&R LPA, does not affect or waive any Quarterly Preferred Series A-1 Returns or hypothetical BCH Preferred A-1 Unit Accounts capital account already accrued as of the effective date.
Subject to the waiver and deferral of the preferred return as provided in the BCH A&R LPA, (i) to the extent there is sufficient income, the BCH Preferred A-1 Unit Accounts quarterly return is allocated to the capital accounts of the holders of the BCH Preferred A-1 Unit Accounts, and (ii) to the extent there is not sufficient income, the portion of the quarterly preferred return that is not allocated to the capital account is allocated to the hypothetical BCH Preferred A-1 Unit Accounts capital account and would become allocable to the holder’s capital account in the next quarterly period in which there is sufficient income to make such allocation (with respect to the aggregate amounts so accrued as of any given date, such amount, the “Accrued Quarterly Preferred Series A-1 Return”). As stated above, the accrual of the preferred return is waived and deferred under the BCH A&R LPA. Holders of the BCH Preferred A-1 Unit Accounts are entitled to receive, following the allocation of certain excluded amounts pursuant to Section 5.04(a)(iv) of the BCH A&R LPA and certain other required allocations pursuant to Section 5.04(f) of the BCH A&R LPA, allocations until the Quarterly Preferred Series A-1 Return and any Accrued Quarterly Preferred Series A-1 Return have been allocated. The hypothetical BCH Preferred A-1 Unit Accounts capital account is used for purposes of calculating the Quarterly Preferred Series A-1 Return and, as a result, increases in the hypothetical BCH Preferred A-1 Unit Accounts capital account result in increased Quarterly Preferred Series A-1 Returns in the future. Holders of the BCH Preferred A-1 Unit Accounts are also entitled to receive allocations of sale proceeds of BCH in an amount up to their hypothetical BCH Preferred A-1 Unit Accounts capital account, thereby increasing such holder’s BCH Preferred A-1 Unit Accounts capital account and resulting distributions. As a result, the hypothetical BCH Preferred A-1 Unit Accounts capital balance represents a significant implicit value to any holder of the BCH Preferred A-1 Unit Accounts.

Redemption, Conversion and Exchange. From and after January 1, 2025, BCH Preferred A-1 Unit Accounts may be converted into BCH Class S Ordinary Units at the election of the holder, subject to a 20% annual conversion limit through December 31, 2029 as set forth in the BCH A&R LPA; provided, that if the conversion price for the BCH Preferred A-1 Unit Accounts equals or exceeds $1,440.00 on December 31 of any such calendar year, the annual conversion limit shall no longer be applicable. Upon conversion, the holder shall be issued BCH Class S Ordinary Units in an amount equal to the capital account balance associated with the BCH Preferred A-1 Unit Accounts being converted divided by a price equal to the average closing price of Class A common stock for the thirty (30) days preceding the applicable exchange date; provided, that from the effectiveness of the BCH A&R LPA through December 31, 2027, such conversion price shall not be less than $840.00.

Voting. For additional information, see the section titled “BCH Preferred A-0 Unit Accounts - Voting” for a description of the voting rights of the BCH Preferred Series A Units.
Partnership Sale, Dissolution. Upon the occurrence of a Partnership Sale involving BCH or the liquidation of BCH, the guaranteed payments to the BCH Preferred A-0 Unit Accounts shall first be paid. The remaining amounts available for distribution will be made to BCH limited partners in accordance with their respective capital account balances. Distributions shall be made in the order of priority as set forth in the BCH A&R LPA. For additional information, see the section titled “ - Priority of Distributions - Distribution of Sale Proceeds.” The holders of certain outstanding BCH units that have priority as to the BCH Preferred A-1 Unit Accounts, as well as the holders of the BCH Preferred A-1 Unit Accounts, will be specially allocated items of gross income and gain in a manner designed to achieve, in the event of any Partnership Sale or liquidation, a capital account balance equal to such class’s preferred or designated return.
BCH Preferred Series C-1 Unit Accounts
Effective July 10, 2023, the BCH Preferred C-1 Unit Accounts converted into 550,510 shares of Class A common stock. As a result, no BCH Preferred C-1 Unit Accounts were outstanding as of March 31, 2024. The BCH Ninth A&R LPA, effective April 18, 2024, removed reference to the BCH Preferred C-1 Unit Accounts.